Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191003

PROSPECTUS

25,994,922 Shares of Common Stock

We are registering 25,994,922 shares of common stock for resale by the selling security holders (the “Selling Security Holders”) listed in this Prospectus (the “Offering”), consisting of 50,000 shares of common stock previously issued by the Company and an additional 25,944,922 shares issuable upon the exercise of warrants (the “Warrants”) issued in private placements or for consulting services between 2007 and 2012. The Selling Security Holders may resell their shares from time to time in public or privately negotiated transactions or by other means described in this Prospectus in the section titled “Plan of Distribution.” The prices at which the Selling Security Holders may sell their shares will be determined by prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holders. We may receive proceeds on the exercise of the Warrants. However, the Selling Security Holders listed in this Prospectus are not required to exercise the Warrants and there is no assurance that they will exercise the Warrants. If all of the Warrants held by the Selling Security Holders are exercised for cash, we will receive total gross proceeds of $19,940,146.

We are bearing the costs, expenses and fees associated with the registration of the shares to be sold by the Selling Security Holders in this Prospectus. The Selling Security Holders named in this Prospectus will bear the costs of all commissions or discounts, if any, attributable to the sale of their shares.

Before investing in any of the securities being offered hereunder, you should carefully read this Prospectus and any prospectus supplement relating thereto.

Quotations for our common stock are entered on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “IRLD.” The last reported sale price of our common stock on the OTCQB marketplace at the close of business on April 7, 2014 was $0.19 per share.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this Prospectus titled “Risk Factors” on page 2 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is Dated April 17, 2014

ii

IRELAND INC.
PROSPECTUS

iii

SUMMARY

The following summary may not contain all the information that may be important to you. This Prospectus incorporates important business and financial information about us that is not included in, or delivered with this Prospectus. Before making an investment, you should read the entire Prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in this Prospectus, any prospectus supplement relating thereto, or in our other filings with the SEC.

About Ireland Inc.

We were incorporated on February 20, 2001 under the laws of the State of Nevada. We are an exploration stage minerals exploration company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In February 2008, we acquired our lead project, a prospective gold, silver and calcium carbonate property located in Esmeralda County, Nevada, that we call the “Columbus Project.” The Columbus Project consists of 50,538 acres of placer mineral claims, including a 380 acre Permitted Mine Area (60-acre mill site and mill facility, 266-acre mine site with 54 acres defined as “undisturbed area”). Our current permits allow us to mine up to 792,000 tons per year to 40 feet in depth for the purpose of extracting precious metals and calcium carbonate from the Permitted Mine Area. In addition, we own 80 acres of land in the southeast quadrant of the project. Our current exploration efforts are focused on the North and South Sand Zones of the Columbus Project.

In addition to the Columbus Project, we own the right to acquire a prospective gold, silver and tungsten property located in San Bernardino County, California, that we call the “Red Mountain Project.”

146,559,542 shares of our common stock are issued and outstanding as of the date of this Prospectus, not including any shares that are issuable on exercise of the Warrants by the Selling Security Holders. Our common stock currently trades on the OTCQB under the symbol “IRLD.”

Our principal executive office is located at 2360 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada, 89052. Our telephone number is (702) 932-0353.

The Offering

The selling security holders (the “Selling Security Holders”) listed in this Prospectus may, from time to time, offer and sell up to 25,994,922 shares of our common stock. The shares being offered by the Selling Security Holders consist of 50,000 shares of common stock previously issued to the Selling Security Holders and 25,944,922 shares of common stock (the “Warrant Shares”) issuable to the Selling Security Holders upon the exercise of the warrants issued by us in private placements or for consulting services between 2007 and 2012 (collectively, the “Warrants”). See the section of this Prospectus titled “Description of Securities” for additional information about the Warrants.

We are voluntarily filing the registration statement of which this Prospectus forms a part and are paying all expenses relating thereto. The Selling Security Holders will, however, pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. The Selling Security Holders do not have any registration rights with respect to the Warrants or the shares being offered by them in this Prospectus.

We will not receive any proceeds from the sale of common stock by the Selling Security Holders. We may receive proceeds in connection with the exercise of the Warrants. If all of the Warrants held by the Selling Security Holders are exercised for cash, we will receive gross proceeds of $19,940,146. There is no assurance that any of the Warrants will ever be exercised, for cash or otherwise. See the section titled “Use of Proceeds” for additional information.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock. Before making a decision to invest in our securities, you should carefully consider the following risk factors, as well as the risks described under “Risk Factors” in any applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors described in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this Prospectus or any applicable prospectus supplement.

If any of these risks occur, our business, operating results and financial condition could be seriously harmed, which could in turn adversely affect your investment. The market price of our securities could decline due to any of these risks, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, could also affect our business or your investment in our securities.

We will require additional financing to complete our exploration programs for our mineral projects.

We expect to spend approximately $6,390,000 during the twelve months ending December 31, 2014 on the exploration of our Columbus and Red Mountain Projects and the general costs of operating and maintaining our business and mineral properties. We do not currently have sufficient financial resources to pay for our anticipated expenditures for that period. On March 24, 2014, we completed the sale of 12,525,000 Special Warrants for total proceeds of $2,505,000 on a private placement basis. On March 28, 2014 we completed the sale of an additional 1,675,000 Special Warrants for total additional proceeds of $335,000. A description of the Special Warrant financing and the Special Warrants is provided in this Prospectus under “Management’s Discussiona and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” As a result of completing the sale of the Special Warrants, we anticipate that our existing financial resources are sufficient only to pay for the anticipated costs of our exploration programs until August 31, 2014. We will require additional financing to complete our exploration plans. In addition, actual costs of completing our exploration plans could be greater than anticipated and we may need additional financing sooner than anticipated. If we are unable to obtain sufficient financing to complete our exploration plans, we will scale back our plans depending upon our existing financial resources.

Our ability to obtain future financing will be subject to a number of factors, including the variability of market prices for gold and silver, investor interest in our mineral projects, and the performance of equity markets in general. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are not able to obtain financing when needed or in an amount sufficient to enable us to complete our programs, we may be required to scale back our exploration programs.

If we complete additional financings through the sale of our common stock, our existing stockholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our mineral properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated. In addition, if our management decides to exercise the right to acquire a 100% interest in the Red Mountain Project, we will be required to issue significantly more shares of our common stock. Issuing shares of our common stock, for financing purposes or otherwise, will dilute the interests of our existing stockholders.

In order to maintain the rights to our mineral properties, we will be required to make annual filings with federal and state regulatory agencies and/or be required to complete assessment work or pay fees in respect of those properties.

In order to maintain the rights to our mineral projects, we will be required to make annual filings and pay fees with federal and state regulatory authorities. On June 16, 2011, the Governor of Nevada approved Senate Bill 493 (SB 493), which repealed a one-time tiered fee hike on mining claims in Nevada. SB 493 also eliminated a number of tax deductions that had previously been available for companies with mining operations in Nevada. We are currently an exploration stage company and do not have significant mineral extraction activities or any revenues from mining operations and do not expect the elimination of these tax deductions to have a significant impact on our current exploration activities or financial prospects. However, if we do, in the future engage in significant mineral extraction operations, of which there is no assurance, the elimination of these tax deductions could affect our future financial results.

In 2012 there was an increase in claim maintenance fees related to association placer claims. Previously, maintenance fees for placer mineral claims were $140 per year per placer claim, with claims being up to 160 acres each. Beginning in 2012, these fees were increased to $140 for every 20 acres of a placer claim, effectively increasing the fee for a 160 acre claim from $140 to $1,120.

In addition to claim maintenance fees, we may be required by federal and/or state legislation or regulations to complete minimum annual amounts of mineral exploration work on our mineral properties. A failure by us to meet the annual maintenance requirements under federal and state laws could cause our mineral rights to lapse.

Because we are an exploration stage company, we face a high risk of business failure.

To date, our primary business activities have involved the acquisition of mineral claims and the exploration of these claims. We have not earned any revenues as of the date of this report. Potential investors should be aware of the difficulties normally encountered by exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate that our operating expenses will increase prior to earning revenues, we may never achieve profitability.

Prior to exiting the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages if and when conducting mineral exploration activities.

The search for valuable minerals involves numerous hazards. As a result, when conducting exploration activities we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found.

We have not yet established proved or probable reserves on the Columbus Project or on our other mineral properties. The search for valuable minerals as a business is extremely risky. Although we have been encouraged by the results of the exploration work conducted by us to date, further exploration work is required before proven or probable reserves can be established, and there are no assurances that we will be able to establish any proven or probable reserves. Exploration for minerals is a speculative venture, necessarily involving substantial risk. The expenditures to be made by us may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We intend to report the results of our exploration activities promptly after those results have been received and analysed. However, there is no assurance that the test results reported by us will be indicative of extraction rates throughout our mineral properties.

As a result of the public’s lack of familiarity with the assaying methods used by us to analyze samples taken from the sand and clay zones of the Columbus Project, we may occasionally encounter resistance to the reliability of our grade estimates for the Columbus Project. Although we use proven assaying methods, only report extracted and weighed gold and silver and have instituted rigorous testing to ensure the reliability of our exploration results, we may face resistance in the future, which could negatively impact our business, our ability to obtain future financing, and our stock price.

Contrary to popular belief, pyrometallurgical and hydrometallurgical tests on a rock sample do not determine the amount of gold or silver present in a sample. Instead, these tests report the amount of gold or silver that is extracted from the sample by the analytical method used. We have engaged in extensive research and testing to determine the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the sands and clays present at the Columbus Project. Our research has indicated that caustic fusion (head ore, concentrates) and thiosulphate or cyanide leaching (concentrates) are the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the Columbus Project. The pyrometallurgical and hydrometallurgical methods that were chosen by us result in the actual physical extraction of gold and silver from the tested samples.

Caustic fusion is a standard pyrometallurgical method that uses fluxes melted at low temperature to dissolve the sample rock and liberate the contained minerals or metals for subsequent extraction and analysis. Caustic fusion was developed in South Africa over 100 years ago and was first used to liberate diamonds from their refractory kimberlites. It has since been used to quantify other minerals/metals in rocks by analyzing the fused product. Caustic fusion has proven to be a very effective method for extracting gold and silver from the refractory minerals (organics, silicates) in the sand and clay at Columbus, and has been confirmed by extracting comparable precious metal values from bulk leach tests (+/- 1 ton samples).

Fire assaying is the most common pyrometallurgical method used for extracting gold and silver from rock. Fire assaying relies on the use of standardized chemical fluxes to reduce the melting point of the minerals entombing the gold and silver so that they can be liberated and then collected in a lead “button” and examined. Although this process works well for extracting gold entombed in sulfides (e.g. pyrite) and silica, such as that found in Carlin-type gold deposits, the chemical fluxes used in fire assaying methods are ineffective at liberating the gold and silver from refractory minerals (organics and silicates (Fe-Mg-Al-Si-Ox)) as are found at the Columbus Project. As a result, in our tests, fire assaying has shown to be ineffective at extracting commercial values of gold and silver from the sand and clay from the Columbus Project. Similarly, aqua regia digestion has also proven to be ineffective at extracting gold and silver from the sands and clays at Columbus.

To ensure the reliability of our results, we have instituted rigorous QA/QC protocols, including blind random sampling, and the inclusion of blanks, standards and duplicates. To further ensure reliability, we measure only the actual amount of gold and silver physically extracted from our test samples when reporting assay results. We also have extracted gold and silver from large samples (+/- 200-3000 lbs.) by thiosulphate leaching, with the extraction results being comparable to caustic fusion assay results on the same samples, thereby confirming the reliability of the caustic fusion process. However, because caustic fusion is not commonly used and understood for gold and silver assaying, and because gold and silver in the sands and clays at Columbus cannot be confirmed by metal-in-hand extraction using fire assay or aqua regia digestion, we may encounter some resistance to our analytical methods and assay results, which could negatively impact our business, our ability to obtain additional financing, and our stock price.

Even if we establish proven or probable reserves on our mineral claims, we may not be able to successfully reach commercial production.

We anticipate using a low cost, high volume surface dredge operation to mine the Columbus Project. Our pre-feasibility program for the Columbus Project is designed to test and optimize our planned mining process for the Columbus Project. There is no assurance that this pre-feasibility program will result in a decision to enter into commercial production.

In addition, expanding our production facilities to accommodate commercial operations is expected to require substantially more financial resources than what we currently have available to us. There is a risk that we will not be able to obtain such financing if and when needed.

Although we have installed the leach circuit of the onsite pilot production module for the Columbus Project, there is no assurance that this project is commercially feasible.

We have begun testing and optimizing the onsite pilot production module at the Columbus Project. This pilot production module is part of our pre-feasibility study for the Columbus Project and is designed to evaluate the commercial viability of the Columbus Project. There is no assurance that the results of our pre-feasibility program will result in a decision to enter into commercial production.

Even if we can successfully reach commercial production, any change to mining laws or regulations or levy of additional taxes in the future may make our planned production process nonviable economically.

Several bills have been introduced by the US federal government that would levy resource taxes on mineral exploration companies. Any levy of additional taxes would have an adverse effect on our business. In addition, laws and regulations governing the exploration of mineral properties and the mining process are subject to change. Changes to mining laws and regulations that would have the effect of increasing the cost of mineral exploration and mining activities would adversely impact our business.

We are subject to compliance with government regulations. The costs of complying with these regulations may change without notice, and may increase the anticipated cost of our exploration programs.

There are several government regulations that materially restrict the exploration of minerals. We will be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

In addition, if our applications for permits from the relevant regulatory bodies are denied, we may not be able to proceed with our exploration programs.

If we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production.

Our planned method for mining the Columbus Project is not expected to generate any significant long term environmental impact. However, we have not yet had a comprehensive environmental review conducted on our planned mining operations for the Columbus Project.

Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities do not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

The market for our common stock is limited and investors may have difficulty selling their stock.

Our shares are currently traded on the over the counter market, with quotations entered for our common stock on the OTCQB marketplace under the symbol “IRLD.” However, the volume of trading in our common stock is currently limited. As a result, holders of our common stock may have difficulty selling their shares.

Because our common stock is a penny stock, stockholders may be further limited in their ability to sell their shares.

Our shares constitute a penny stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are expected to remain classified as a penny stock for the foreseeable future. Classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-2 through 15g-9 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

No assurance that forward looking assessments will be realized.

Our ability to accomplish our objectives and whether or not we are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

If we are, or were, a U.S. real property holding corporation, non-U.S. holders of our common stock or other security convertible into our common stock could be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of such security.

If we are or ever have been a U.S. real property holding corporation (a “USRPHC”) under the Foreign Investment Real Property Tax Act of 1980, as amended (“FIRPTA”) and applicable United States Treasury regulations (collectively, the “FIRPTA Rules”), unless an exception applies, certain non-U.S. investors in our common stock (or options or warrants for our common stock) would be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of shares of our common stock (or such options or warrants), and such non-U.S. investor would be required to file a United States federal income tax return. In addition, the purchaser of such common stock, option or warrant would be required to withhold from the purchase price an amount equal to 10% of the purchase price and remit such amount to the U.S. Internal Revenue Service.

We have not conducted a formal analysis of whether we are or have ever been a USRPHC. However, we believe that we may be a USRPHC. In general, under the FIRPTA Rules, a company is a USRPHC if its interests in U.S. real property comprise at least 50% of the fair market value of its assets. If we are or were a USRPHC, so long as our common stock is “regularly traded on an established securities market” (as defined under the FIRPTA Rules), a non-U.S. holder who, actually or constructively, holds or held no more than 5% of our common stock is not subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common stock under FIRPTA. In addition, other interests in equity of a USRPHC may qualify for this exception if, on the date such interest was acquired, such interests had a fair market value no greater than the fair market value on that date of 5% of our common stock. Any of our common stockholders (or owners of options or warrants for our common stock) that are non-U.S. persons should consult their tax advisors to determine the consequences of investing in our common stock (or options or warrants).

We have not held an annual meeting for the election of directors since our incorporation.

Pursuant to the provisions of the Nevada Revised Statutes (the “NRS”), directors are to be elected at the annual meeting of the stockholders. Pursuant to the NRS and our bylaws, our board of directors is granted the authority to fix the date, time and place for annual stockholder meetings. We expect to hold an annual stockholder meeting in 2014; however, no date, time or place has yet been fixed by our board for the holding of an annual stockholder meeting. Pursuant to the NRS and our bylaws, each of our directors holds office after the expiration of his term until a successor is elected and qualified, or until the director resigns or is removed. Under the provisions of the NRS, if an election of our directors has not been made by our stockholders within 18 months of the last such election, then an application may be made to the Nevada district court by stockholders holding a minimum of 15% of our outstanding stockholder voting power for an order for the election of directors in the manner provided in the NRS.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. ANY PERSON CONSIDERING TO INVEST IN OUR SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS REPORT AND IN THE OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN OUR SECURITIES. AN INVESTMENT IN OUR SECURITIES SHOULD ONLY BE ACQUIRED BY PERSONS WHO CAN AFFORD TO LOSE THEIR TOTAL INVESTMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; changes in project parameters as plans continue to be refined; changes in labor costs or other costs of production; future mineral prices; equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavourable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section titled "Risk Factors" in this Prospectus.

Forward looking statements are based on a number of material factors and assumptions, including the results of exploration and drilling activities, the availability and final receipt of required approvals, licenses and permits, that sufficient working capital is available to complete proposed exploration and drilling activities, that contracted parties provide goods and/or services on the agreed time frames, the equipment necessary for exploration is available as scheduled and does not incur unforeseen break downs, that no labor shortages or delays are incurred and that no unusual geological or technical problems occur. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this Prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this Prospectus. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock sold by the Selling Security Holders. However, we will receive proceeds in connection with any exercise of the Warrants by the Selling Security Holders for cash. If all of the Warrants held by the Selling Security Holders are exercised for cash, we anticipate that we will receive gross proceeds of $19,940,146. However, there is no assurance that any of the Warrants will ever be exercised. We intend to use any proceeds from the exercise of the Warrants to fund our exploration, technical and feasibility programs for the Columbus Project, and for working capital and general corporate purposes.

The Warrants are not being offered by the Selling Security Holders under this Prospectus; however, the shares of our common stock underlying these securities are being offered under this Prospectus by the Selling Security Holders.

SELLING SECURITY HOLDERS

To our knowledge, the following information sets forth, in respect of each of the Selling Security Holders:

1.	the number of shares beneficially owned by each prior to the Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The Selling Security Holders listed below are not making any representation that any of the shares covered by this Prospectus will be offered for sale by them, and the Selling Security Holders may reject, in whole or in part, any proposed sale of the shares covered by this Prospectus.

The information provided below assumes that the Selling Security Holders do not sell any of our securities other than the securities specifically offered in this Prospectus under the Offering, and assumes that all of the securities offered by the Selling Security Holders in this Prospectus are sold.

Except as specifically disclosed below, none of the Selling Security Holders:

(i)	is, to our knowledge, a broker-dealer or an affiliate of a broker-dealer;
(ii)	has had a material relationship with us other than as a stockholder at any time within the past three years; or
(iii)	has ever been one of our officers or directors.

Name Of Selling Security Holder	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
246 LTD. (3)	130,000	*	50,000	80,000	*
0741673 BC LTD. (4)	10,000	*	10,000	-	*
ABBI HOLDING, INC. (5)	55,000	*	20,000	35,000	*
GILLIAN FRANCES JOAN AGER	150,000	*	50,000	100,000	*
LOGAN ANDERSON	117,000	*	50,000	67,000	*
SIMON AUERBACHER	507,692	*	100,000	407,692	*
ADAM BASS	200,000	*	100,000	100,000	*
WILLIAM BELZBERG REVOCABLE LIVING TRUST (6)	2,061,400	1.19%	550,000	1,511,400	*
MOKHTARI BENAMAR	50,000	*	25,000	25,000	*
ALLISON BIBICOFF	450,000	*	90,000	360,000	*
THE BIBICOFF FAMILY TRUST DATED MAY 16, 2000 (7)	1,220,686	*	680,000	540,686	*
PAIGE BIRNIE (8)	2,250	*	750	1,500	*
ROBERTA BIRNIE (9)	41,250	*	13,750	27,500	*
BLASHEK LIVING TRUST DATED 12/21/94 (10)	432,000	*	75,000	357,000	*
GUDRUN BOYSON	300,000	*	100,000	200,000	*
PAUL BRAGG	250,000	*	50,000	200,000	*
BRAHMA FINANCE (BVI) LIMITED (11)	11,254,327	6.52%	3,482,626	7,771,701	4.51%
JOAN BRANDHAM	17,900	*	5,000	12,900	*
MARK H. BRENNAN IRA (12)	1,627,197	*	70,000	1,557,197	*
JOHN G. BRITTINGHAM REVOCABLE TRUST (13)	1,818,181	1.05%	272,727	1,545,454	*
ELLEN BROUS	100,000	*	100,000	-	*
ROBERT J. BROUS (14)	806,500	*	200,000	606,500	*
RYAN B. BRUNSON (15)	157,454	*	1,818	155,636	*
DAL S. BRYNELSEN	60,586	*	50,000	10,586	*
GEORGE R. BUNN, JR.	274,500	*	17,500	257,000	*
CALVERT FAMILY TRUST U/T/D 10-01- 1993 (16)	305,000	*	50,000	255,000	*

Name Of Selling Security Holder	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
CRAIG CELNIKER	62,500	*	12,500	50,000	*
DEWAYNE E. CHITWOOD	150,000	*	50,000	100,000	*
ROBERT E. COURSON	2,100,000	1.2%	700,000	1,400,000	*
MINDY CROSSFIELD	30,000	*	10,000	20,000	*
CARRIE D. CU	4,000	*	4,000	-	*
CUTLER FAMILY TRUST DTD 5/4/89 (17)	530,000	*	150,000	380,000	*
CAROLYN DALLAMORA	12,500	*	12,500	-	*
KENNETH G. DALLAMORA	365,000	*	50,000	315,000	*
ELEANOR DEAR LIVING TRUST (18)	75,000	*	25,000	50,000	*
DESERTAIRE ENTERPRISES, LP (19)	54,150	*	54,150	-	*
SANJAN DHODY (20)	640,209	*	95,454	544,755	*
SCOTT E. DOUGLASS	200,000	*	100,000	100,000	*
JOSEPH M. DRINON	394,664	*	25,000	369,664	*
MITCHELL DUNITZ	75,000	*	25,000	50,000	*
ROBERT EDWARDS	38,885	*	38,462	423	*
EFKTV HOLDINGS LLC (21)	350,000	*	150,000	200,000	*
BRANDT ENGLAND	525,000	*	25,000	500,000	*
MAURY FAGAN ATF 1997 GEORGE SCHECHTER REV TRUST DATED 8/12/1997 FBO MAURY FAGAN (22)	150,000	*	50,000	100,000	*
ESTATE OF HENRY FAIRLEY, III (23)	48,000	*	33,000	15,000	*
KEN FRIED	2,300,000	1.3%	400,000	1,900,000	1.1%
RITCHIE L. GEISEL AND PAMELA K. GEISEL	170,000	*	50,000	120,000	*
ROBERT GHERGHETTA	50,000	*	50,000	-	*
GLADSTONE HOLDINGS LTD. (24)	10,000	*	10,000	-	*
CHRIS GLYNN	325,700	*	50,000	275,700	*
MICHAEL M. GOLDBERG	5,596,924	3.2%	200,000	5,396,924	3.1%
MICHAEL M. GOLDBERG FAMILY TRUST (25)	200,000	*	100,000	100,000	*
GREIF FAMILY LIMITED PARTNERSHIP L.P. (26)	6,276,924	3.6%	600,000	5,676,924	3.3%
KENNETH GREIF (27)	8,426,924	4.9%	1,450,000	6,976,924	4.0%
GUNTHER FAMILY TRUST (28)	4,722,677	2.7%	1,750,000	2,972,677	1.7%
MARK HACHEM	300,000	*	100,000	200,000	*
MARK HAGER	150,000	*	50,000	100,000	*
LEO A. GUTHART, TRUSTEE, ANTHONY C. HARPEL TRUST 40 U/A DTD 1/3/1994 (29)	750,000	*	200,000	550,000	*
LEO A. GUTHART, TRUSTEE, JAMES W.HARPEL, JR. TRUST 40 U/A DTD 1/2/1990 (29)	750,000	*	200,000	550,000	*
JAMES W. HARPEL	4,688,000	2.7%	1,900,000	2,788,000	1.6%
JUDY HOWARD HARPEL	400,000	*	200,000	200,000	*
MACQUARIE PRIVATE WEALTH ITF HATCH FAMILY TRUST (30)	150,000	*	50,000	100,000	*

Name Of Selling Security Holder	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
MACQUARIE PRIVATE WEALTH ITF PATRICIA HATCH (31)	350,000	*	250,000	100,000	*
HEBRIDES L.P. (32)	1,973,045	1.2%	473,045	1,500,000	*
RICHARD HERMAN	500,000	*	200,000	300,000	*
DR. DUNCAN W. HIGGINS INC. (33)	50,000	*	50,000	-	*
THE TRUST UNDER THE WILL OF IRENE HORN (34)	3,865,384	2.2%	650,000	3,215,384	1.9%
LARRY HORN (35)	2,238,460	1.3%	300,000	1,938,460	1.1%
DR. ROBERT H. JOHNSON	396,500	*	90,000	306,500	*
KAHALA FINANCIAL CORP. (36)	20,000	*	20,000	-	*
2002 KAPLAN FAMILY TRUST (37)	60,000	*	20,000	40,000	*
BRIAN KARP AND DEBRA KARP, JTWROS	75,000	*	25,000	50,000	*
ERNST HERMANN KELTING	725,000	*	300,000	425,000	*
KEMPTOWN HOLDINGS INC. (38)	20,000	*	10,000	10,000	*
STEVE KLEIN (39)	9,927,814	5.7%	225,000	9,702,814	5.6%
WILLIAM KOHANE (40)	2,092,306	1.2%	200,000	1,892,306	1.1%
BRUCE E. LAZIER (41)	1,179,167	*	279,167	900,000	*
BRUCE E. LAZIER DEFINED BENEFIT PLAN & TRUST (42)	825,000	*	275,000	550,000	*
DANIELLE LAZIER	226,000	*	50,000	176,000	*
CHRISTOPHER LEFAIVRE	10,000	*	10,000	-	*
DAVID LETTIERE	10,000	*	10,000	-	*
EDWARD N. LEVINE, IRA R/O ETRADE AS CUSTODIAN (43)	95,786	*	50,000	45,786	*
LIECHTENSTEINISCHE LANDESBANK (SWITZERLAND) LTD. (FBO MATTHIAS NAUER) (44)	37,500	*	37,500	-	*
TATE LILLIES	30,000	*	10,000	20,000	*
VERN LILLIES	15,000	*	5,000	10,000	*
THOMAS LING	310,275	*	50,000	260,275	*
LIVINGSTON HEALTHCARE PARTNERS, LP (45)	150,000	*	50,000	100,000	*
LONDON FAMILY TRUST (46)	616,666	*	222,222	394,444	*
DENNIS E. LONG	83,250	*	27,750	55,500	*
GEORGE LONG	46,884	*	46,884	-	*
TERRI MACINNIS	60,000	*	60,000	-	*
SHANNON MACLEOD	22,500	*	7,500	15,000	*
BILLIE W. MAINE	741,000	*	75,000	666,000	*
DALTON C. MAINE	1,650,464	*	225,000	1,425,464	*
MAURY INC. (47)	475,000	*	25,000	450,000	*
DONALD GARY MCKAY	50,000	*	50,000	-	*
KENNON MCLEAN	82,000	*	40,000	42,000	*
MICHELE R. MELET IRA	14,604	*	14,604	-	*
BERNARD MERMELSTEIN	630,768	*	200,000	430,768	*

Name Of Selling Security Holder	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
HELEN BRODSKY MIEHLS AND BRENT CARLTON MIEHLS, JTWROS	128,800	*	25,000	103,800	*
DANIEL MILLER & PAMELA MILLER, JTWROS (48)	41,500	*	16,500	25,000	*
THE CHARLES SCHWAB TRUST COMPANY, CUSTODIAN ASSOCIATED BOND BROKER 401K FBO PAMELA MILLER (49)	20,000	*	20,000	-	*
PATRICK LEE MORGAN (50)	313,650	*	4,550	309,100	*
RODNEY MOSS LIVING TRUST (51)	75,000	*	25,000	50,000	*
MUSGRAVE INVESTMENTS LTD (52)	150,000	*	50,000	100,000	*
MACQUARIE PRIVATE WEALTH ITF WILSON NG (53)	110,000	*	50,000	60,000	*
PETER K. NITZ	576,922	*	50,000	526,922	*
JULIA NOWEK	50,000	*	50,000	-	*
BRIAN O’NEILL	1,000	*	1,000	-	*
ERIN O’NEILL	500	*	500	-	*
O’NEILL FAMILY TRUST (54)	500	*	500	-	*
MARYNA O’NEILL	1,000	*	1,000	-	*
MICHELLE O’NEILL	22,500	*	22,500	-	*
STEPHEN F.X. O’NEILL	24,000	*	24,000	-	*
SEAN O’NEILL	500	*	500	-	*
THOMAS O’NEILL	50,000	*	50,000	-	*
PANCANUSA HOLDINGS CORP. (55)	2,002,500	1.2%	597,500	1,405,000	*
JAMES R. POAGE	950,000	*	200,000	750,000	*
LANI POWERS	75,000	*	25,000	50,000	*
DALLAS PRETTY	40,000	*	40,000	-	*
PHILIP M. PROCTOR	25,000	*	25,000	-	*
RON PUTZI	250,000	*	250,000	-	*
THE REEVES FAMILY TRUST OF 1989 (56)	473,800	*	200,000	273,800	*
RALPH REIS REVOCABLE TRUST (57)	11,976	*	11,976	-	*
ROSALIND M. REIS IRA	6,937	*	6,937	-	*
ALLAN ROCKLER AND CHARLENE ROCKLER	112,500	*	25,000	87,500	*
DENNIS ROSENBERG	297,000	*	50,000	247,000	*
DENNIS ROSENBERG & IRIS ROSENBERG, JTWROS	297,000	*	50,000	247,000	*
DETLEF ROSTOCK	600,000	*	200,000	400,000	*
JAMES L. ROTHENBERG	156,000	*	150,000	6,000	*
BRET SABERHAGEN	550,000	*	250,000	300,000	*
A. PAUL SAVAGE	55,800	*	10,000	45,800	*
BRAD SAVAGE	17,000	*	5,000	12,000	*
WILFRIED SCHNOOR	333,500	*	100,000	233,500	*
LEE J. SEIDLER REVOCABLE TRUST DTD APRIL 10, 1990 (58)	600,000	*	300,000	300,000	*

Name Of Selling Security Holder	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
PAUL D. SELVER AND ELLEN J. ROLLER, JTWROS	85,000	*	25,000	60,000	*
ERIC L. SICHEL	122,000	*	50,000	72,000	*
KATHRYN A. SLAWSON (59)	200,000	*	100,000	100,000	*
STEVEN E. SLAWSON (60)	1,596,422	*	450,000	1,146,422	*
TOD B. SMITH	150,000	*	50,000	100,000	*
DAVID SNOW	597,765	*	100,000	497,765	*
AL SOLOMON	70,000	*	50,000	20,000	*
JERRY & STEPHANIE STERN FAMILY TRUST (61)	280,000	*	50,000	230,000	*
DAVID STRICKLER (62)	496,150	*	4,550	491,600	*
MARVIN TARNOL	150,000	*	50,000	100,000	*
HOWARD THOMSON	16,000	*	5,000	11,000	*
PAULA TOTI	230,000	*	50,000	180,000	*
BART ULANSEY	75,000	*	25,000	50,000	*
LISA VINCENT	18,675	*	5,000	13,675	*
DEBRA VOGEL	200,000	*	100,000	100,000	*
DANIEL WALLEN	750,000	*	250,000	500,000	*
GREG WALLIN	295,000	*	50,000	245,000	*
JEFFREY L. WERDESHEIM (63)	331,700	*	125,000	206,700	*
WES-TEX DRILLING COMPANY, L.P. (64)	150,000	*	50,000	100,000	*
MELVIN L. WILLIAMS	150,000	*	40,000	110,000	*
DAGMAR WINTERSTELLER	400,000	*	100,000	300,000	*
GREGOR WINTERSTELLER	489,500	*	250,000	239,500	*
JACOB WIZMAN	215,000	*	100,000	115,000	*
DON WOHL	1,843,000	1.1%	500,000	1,343,000	*
CHRISTOPHER WORCESTER	50,000	*	50,000	-	*
JAMES R. WRIGHT	1,964,444	1.1%	275,000	1,689,444	*
W. DAN WRIGHT	450,000	*	150,000	300,000	*
JOSEPH & CHERYL ZARACHOFF	30,000	*	15,000	15,000	*
STUART ZERNER	255,000	*	220,000	35,000	*
Total	107,556,894		25,994,922	2,039,444

Notes:

*	Represents less than 1%.
(1)

The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options, warrants or other rights. The number of shares beneficially owned after the Offering assumes that each selling security holder (1) sells all of the securities being offered by them in this prospectus; (2) does not dispose of any security of the Company other than the securities being offered in this prospectus; and (3) does not require any additional securities of the Company.

(2)	The percentages of beneficial ownership are based on 173,004,374 shares, which assumes the exercise of the all of the Warrants held by the Selling Security Holders as a group.
(3)	Jesse Anderson has investment and voting power over these securities.
(4)	Mark Reynolds has investment and voting power over these securities.
(5)	Pamela Miller has investment and voting power over these securities.

(6)	William Belzberg has investment and voting power over these securities.
(7)	Harvey Bibicoff and Jacqueline Bibicoff have investment and voting power over these securities.
(8)	Paige Birnie is the sister of Douglas D.G. Birnie.
(9)	Roberta Birnie is the mother of Douglas D.G. Birnie.
(10)	Robert D. Blashek has investment and voting power over these securities.
(11)	Nicholas Barham has investment and voting power over these securities.
(12)	Mark Brennan has investment and voting power over these securities. Mr. Brennan is a director of the Company.
(13)	John G. Brittingham has investment and voting power over these securities.
(14)

Mr. Brous has indicated that he is an affiliate of a broker-dealer. Mr. Brous has also indicated that he acquired the securities being offered by him in the ordinary course of business and that he did not have any agreements or understandings with any person to distribute those securities.

(15)	Mr. Brunson is an employee of the Company.
(16)

William S. Calvert and Rose Angela Calvert have investment and voting power over these securities. Mr. Calvert has indicated that he is an affiliate of a broker-dealer. Mr. Calvert has also indicated that he acquired the securities being offered by him as a personal investment and that he did not have any agreements or understandings with any person to distribute those securities.

(17)	Burton Cutler and Diana Cutler have investment and voting power over these securities.
(18)	Morton Dear has investment and voting power over these securities.
(19)	Ronald Taylor has investment and voting power over these securities.
(20)

Mr. Dhody has indicated that he is an affiliate of a broker-dealer. Mr. Dhody has also indicated that he acquired the securities being offered by him as a personal acquisition and that he did not have any agreements or understandings with any person to distribute those securities.

(21)	Jerome Snyder has investment and voting power over these securities.
(22)	Maury Fagan has investment power and voting power over these securities.
(23)	Preston D. Morton has investment and voting power over these securities as the executor for the Estate of Henry Fairley, III.
(24)	Chris Wrede and Dan Goluboff have investment and voting power over these securities.
(25)	Judith Goldberg has investment and voting power over these securities.
(26)

Kenneth Greif and Susan Greif have investment and voting power over these securities. Mr. Greif has indicated that he is an affiliate of a broker-dealer. Mr. Greif has also indicated that the securities being offered by the Limited Partnership were acquired as a personal investment and that there were no agreements or understandings with any other person to distribute those securities.

(27)

Securities listed as beneficially owned by Mr. Greif include the securities held by the Greif Family Limited Partnership LP as Mr. Greif has shared investment and voting power over the securities held by the Limited Partnership. The securities listed as beneficially owned by Mr. Greif after the Offering assume the sale of only those securities held by Mr. Greif and not the Limited Partnership. Mr. Greif has indicated that he is an affiliate of a broker-dealer. Mr. Greif has also indicated that he acquired the securities being offered by him as a personal investment and that he did not have any agreements or understandings with any other person to distribute those securities.

(28)	Richard S. Gunther and Lois O. Gunther have investment and voting power over these securities.
(29)	Leo Guthart has investment and voting power over these securities.
(30)	Patricia Hatch has investment and voting power over these securities.
(31)	Patricia Hatch has investment and voting power over these securities.
(32)	Anthony Bune has investment and voting power over these securities.
(33)	Dr. Duncan W. Higgins has investment and voting power over these securities.
(34)

Steve Klein has investment and voting power over these securities. Mr. Klein has indicated that he is an affiliate of a broker-dealer. Mr. Klein has also indicated that the securities being offered by the Trust were purchased by the trust for investment purposes and that there were no agreements or understandings with any other person to distribute those securities. Mr. Klein is also a director of the Company.

(35)

Mr. Horn has indicated that he is an affiliate of a broker-dealer. Mr. Horn has also indicated that the securities being offered by him were acquired as a personal investment and that he did not have any agreements or understandings with any other person to distribute those securities.

(36)	Richard W. Donaldson has investment and voting power over these securities.
(37)	Kalman R. Kaplan and Linda S. Kaplan have investment and voting power over these securities.
(38)	Donald Sutherland and Angela Sutherland have investment and voting power over these securities.
(39)

The shares listed as beneficially owned by Mr. Klein consist of (i) 576,384 shares directly held by Mr. Klein; (ii) 440,384 shares acquirable upon the exercise of warrants directly held by Mr. Klein; (iii) 300,000 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days; (iv) 1,653,354 shares over which Mr. Klein has investment and voting power as trustee for three trusts that are the direct owners of such shares; (v) 957,692 shares issuable upon the exercise of warrants and over which Mr. Klein has investment and voting power as trustee for a trust that is the direct owner of such warrants; (vi) 500,000 shares issuable upon the exercise of Special Warrants held directly by Mr. Klein and upon the further exercise of warrants issuable upon exercise of the Special Warrants; and (vii) 5,500,000 shares issuable upon the exercise of Special Warrants over which Mr. Klein has investment and voting power as trustee for four trusts that are the direct owners of such Special Warrants and upon the further exercise of warrants issuable upon exercise of the Special Warrants.

A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” Mr. Klein disclaims any pecuniary interest in the shares held by the trusts for whom he acts as trustee. Mr. Klein also owns options to purchase shares of our common stock under our 2007 Stock Incentive Plan that are not exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. Klein. Mr. Klein became an affiliate of a broker-dealer in January 2013, subsequent to his acquisition of the securities being offered by him. Mr. Klein was not previously the affiliate of any broker-dealers. Mr. Klein has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired those securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him. The shares listed as being offered by Mr. Klein represent securities directly held by him. Mr. Klein is a director of the Company.

(40)

Mr. Kohane has indicated that he is an affiliate of a broker-dealer. Mr. Kohane has also indicated that he acquired the securities being offered by him as a personal investment and that he did not have any agreements or understandings with any other person to distribute those securities.

(41)

The securities listed as beneficially owned by Mr. Lazier include the securities listed as beneficially owned by the Bruce E. Lazier Defined Benefit Plan and Trust as Mr. Lazier has investment and voting power over the securities held by the Trust. The securities listed as beneficially owned by Mr. Lazier after the Offering assume the sale only of those securities held by Mr. Lazier and not the Trust. Mr. Lazier acquired Warrants for 104,167 shares as compensation for acting as placement agent for a private placement completed by the Company in 2007. The remainder of the securities being offered by Mr. Lazier were acquired for personal investment purposes. Mr. Lazier has indicated that he did not have any agreements or understandings with any other person for the distribution of any of the securities being offered by him.

(42)

Bruce E. Lazier has investment and voting power over these securities. Mr. Lazier is a broker-dealer. Mr. Lazier has indicated that the securities being offered by the Trust were acquired in the ordinary course of its business and that there were no agreements or understandings to distribute the securities being offered by the Trust.

(43)	Edward Levine has investment and voting power over these securities.
(44)	Matthias Nauer has investment and voting power over these securities.
(45)	Eric L. Sichel has investment and voting power over these securities.
(46)	Robert S. London and Heath H. London have investment and voting power over these securities.
(47)	Maury Fagan and Deborah Fagan have investment and voting power over these securities.
(48)

Ms. Miller has indicated that she is an affiliate of a broker-dealer. Ms. Miller has indicated that the securities being offered were acquired as a personal investment and that there were no agreements or understandings to distribute any of these securities.

(49)

Ms. Miller has investment and voting power over these securities. Ms. Miller has indicated that she is an affiliate of a broker-dealer. Ms. Miller has indicated that the securities being offered were acquired as a personal investment and that there were no agreements or understandings to distribute those securities.

(50)	Mr. Morgan is an employee of the Company.
(51)	David Moss has investment and voting power over these securities.
(52)	Peter Grut has investment and voting power over these securities.
(53)	Wilson Ng has investment and voting power over these securities.
(54)	Stephen F.X. O’Neill has investment and voting power over these securities.
(55)	John Boschert has investment and voting power over these securities.
(56)	Samuel T. Reeves has investment and voting power over these securities.
(57)	Ralph I. Reis has investment and voting power over these securities.
(58)	Lee J. Seidler has investment and voting power over these securities.
(59)	Steven E. Slawson has investment power over 100,000 shares registered in the name of this selling securities holder.
(60)

The securities listed as beneficially owned by Mr. Slawson include 100,000 shares held by Kathryn Slawson over which Mr. Slawson has investment power. The securities listed as beneficially owned by Mr. Slawson after the Offering assume the sale of only those shares held by Mr. Slawson and not Kathryn Slawson.

(61)	Jerry Stern and Stephanie Stern have investment and voting power over these securities.
(62)	Mr. Strickler is the Company’s Vice President of Finance and Administration.
(63)

Mr. Werdesheim has indicated that he is a broker-dealer. Mr. Werdesheim indicated that he purchased the securities being offered by him as a personal investment and that he did not have any agreements or understandings to distribute those securities.

(64)	Dewayne Chitwood, David Morris and Robert W. Richards have investment and voting power over these securities.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Security Holders or any other person. We will make copies of this Prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Description of Common Stock

Our authorized capital consists of 400,000,000 shares of common stock, par value $0.001 per share, of which 146,559,542 shares of common stock were issued and outstanding as of the date of this Prospectus.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of not less than one percent (1%) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at meetings of our stockholders. Except as otherwise provided by law, our Articles of Incorporation or our Bylaws, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by our Articles of Incorporation or our Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by our Articles of Incorporation or our Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

The holders of our common stock are entitled to receive dividends when and if declared by the directors out of funds legally available therefore and to share pro rata in any distribution to common stockholders. The shares of common stock do not carry any subscription, redemption or conversion rights, nor do they contain any sinking fund or purchase fund provisions.

Upon our liquidation, dissolution, or winding up, the holders of the common stock, after payment of all liabilities, are entitled to receive our net assets in proportion to the respective number of shares held by them.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Description of Warrants Held by Selling Security Holders

The shares being offered by the Selling Security Holders consist of 25,944,922 shares of our common stock (the “Warrant Shares”) issuable upon exercise of the Warrants. The Warrants were issued by us in private placements or for consulting services between 2007 and 2012, with terms described below.

The holders of the Warrants do not have any registration rights. We are voluntarily registering the resale of Warrant Shares issuable on exercise of the Warrants by those holders of Warrants who provided us with the information set out in this Prospectus under the section titled “Selling Security Holders.” As such, the total number of shares being offered in this Prospectus is less than the total number of Warrant Shares issuable on exercise of all of the outstanding Warrants.

Period Issued	No. of Warrants Outstanding	Exercise Price	Expiration Date	Acceleration Right Trigger(1)
Jun. – Oct. 2007	10,160,650	$0.75	April 30, 2014	VWAP $4.50
Aug. – Nov. 2009	6,894,677	$0.75	April 30, 2014	VWAP $4.50
Dec. 2009	200,000	$0.55	April 30, 2014	No acceleration rights.
Jan. 2010	5,517,500	$0.75	April 30, 2014	VWAP $4.50
Feb. 2010	500,000	$0.75	April 30, 2014	VWAP $4.50
May – Jun. 2011	2,509,099	$0.80	Jun. 30, 2014	VWAP $2.80
Feb. – Mar. 2012	9,588,000	$0.80	Mar. 31, 2015	VWAP $2.40

(1)

Except where indicated, each of the Warrants described above contain acceleration rights whereby we may accelerate the expiration date of the Warrants if (a) our shares trade at or above the indicated minimum volume weighted average price (VWAP) for 20 consecutive trading days; and (b) there is a minimum average trading volume of 0.2% of our free float during those 20 trading days. If triggered, the acceleration rights allow us to accelerate the expiration date for the Warrants to 30 days after we give notice that the acceleration rights have been exercised.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group has assisted us in the preparation of this Prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. Attorneys who are members of or employed by Northwest Law Group who have provided advice with respect to this matter may own shares and warrants to purchase shares of our common stock. As a group, these persons own less than 1% of our outstanding common stock.

Brown Armstrong Accountancy Corporation (“Brown”), our independent accountant, has audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit report. Brown has presented their report with respect to our audited financial statements. The report of Brown is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF OUR BUSINESS

General

We were incorporated on February 20, 2001 under the laws of the State of Nevada. We are an exploration stage minerals exploration company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In February 2008, we acquired our lead project, a prospective gold, silver and calcium carbonate property located in Esmeralda County, Nevada, that we call the “Columbus Project.” The Columbus Project consists of 50,538 acres of placer mineral claims, including a 380 acre Permitted Mine Area (60-acre mill site and mill facility, 266-acre mine site with 54 acres defined as “undisturbed area”). Our current permits allow us to mine up to 792,000 tons per year to 40 feet in depth for the purpose of extracting precious metals and calcium carbonate from the Permitted Mine Area. In addition, we own 80 acres of land in the southeast quadrant of the project. Our current exploration efforts are focused on the North and South Sand Zones of the Columbus Project.

In addition to the Columbus Project, we own the right to acquire a prospective gold, silver and tungsten property located in San Bernardino County, California, that we call the “Red Mountain Project.”

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration and development companies for the acquisition of new mineral properties, the services of contractors, equipment and financing. Many of the mineral resource exploration and development companies with whom we compete may have greater access to a limited supply of qualified technical personnel and contractors and to specialized equipment needed in the exploration, development and operation of mineral properties. This could have an adverse effect on our ability to explore and develop our properties in a timely manner. In addition, because many of our competitors are more established and have a longer operating history than us, they may have greater access to promising mineral properties.

In addition, many of our competitors have greater financial resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This may make our competitors more attractive to potential investors and could adversely impact our ability to obtain additional financing if and when needed.

Government Regulations

The mining industry in the United States is highly regulated. We intend to secure all necessary permits for the exploration of the Columbus Project and the Red Mountain Project and, if development is warranted on the properties, will file final plans of operation prior to starting any mining operations. The consulting geologists that we hire are experienced in conducting mineral exploration activities and are familiar with the necessary governmental regulations and permits required to conduct such activities. As such, we expect that our consulting geologists will inform us of any government permits that we will be required to obtain prior to conducting any planned activities on the Columbus Project and the Red Mountain Project. We are not able to estimate the full costs of complying with environmental laws at this time since the full nature and extent of our proposed mining activities cannot be determined until we complete our exploration program.

If we enter into the development or production stages of any mineral deposits found on our mineral properties, of which there are no assurances, the cost of complying with environment laws, regulations and permitting requirements will be substantially greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any mineral deposit development or production program if the project continues to those stages because of the potential impact on the environment. Examples of regulatory requirements include:

-	Water discharge will have to meet water standards;
-	Dust generation will have to be minimal or otherwise remediated;
-	Dumping of material on the surface will have to be recontoured and revegetated;
-	An assessment that all material to be left on the surface will need to be environmentally benign;
-	Ground water will have to be monitored for any potential contaminants;
-	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and
-	There will have to be a report of the potential impact of the work on the local fauna and flora.

Employees

As of the date of this Prospectus, other than our officers and directors, we have 13 full-time employees.

Reports to Security Holders

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. These Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Commission at http://www.sec.gov.

DESCRIPTION OF OUR PROPERTIES

We currently lease office space located at 2360 W. Horizon Ridge Parkway Suite 100, Henderson, NV 89052 at a rate of $4,747 per month.

We currently own an interest in, or rights to, two mineral projects that we refer to as the Columbus Project and the Red Mountain Project.

THE COLUMBUS PROJECT

The Columbus Project is a sediment hosted gold and silver exploration project located in western Nevada. It is comprised of 664 unpatented placer federal mining and millsite claims on BLM land which cover 50,538 acres and an additional 80 acres of private land, for a total of 50,618 acres. It includes a permitted and operational pilot plant and mine site. We currently own a 100% stake in all 664 claims that make up the Columbus Project. Our current Area of Interest approximates 2,000 acres on the west side of our Project claims.

LOCATION

The mineral claims that make up the Columbus Project are located in the Columbus Salt Marsh, Esmeralda County, Nevada, northwest of Coaldale Junction, approximately 50 miles west of Tonopah (Fig. 1) halfway between Las Vegas and Reno. Access is from the junction of US6 and Nevada Highway 95, approximately 10 miles north of Coaldale Junction, to a gravel road westerly to the mill site and to the remains of the town of Columbus.

The Columbus Salt Marsh is an enclosed basin and is a dry lake bed for the majority of the year. All surface drainage from a surrounding 360 square mile area flows into the Columbus Salt Marsh.

Figure 1: Location of Columbus Project

TITLE AND OWNERSHIP RIGHTS TO THE CSM CLAIMS, IRELAND CLAIMS AND THE DDB CLAIMS

Figure 2: Columbus Project Property Map

The Columbus Project is comprised of 664 unpatented placer federal mining and millsite claims on BLM land which cover 50,538 acres and an additional 80 acres of private land, for a total of 50,618 acres.

We acquired our initial interest in 149 claims (which we refer to as the “CSM Claims”) and an additional 147 claims (which we refer to as the “DDB Claims”) in 2007 from Nanominerals pursuant to an assignment by Nanominerals of its rights to the Columbus Project. In February 2008 we acquired a 100% interest in the CSM claims by merging the previous owner of the CSM Claims, Columbus Brine Inc. (“CBI”) with and into our wholly owned subsidiary incorporated for the sole purpose of acquiring CBI, CBI Acquisition Inc. Upon completion of the merger, CBI Acquisition Inc. changed its name to Columbus Minerals Inc.

The DDB Claims were previously owned by a mining syndicate known as the DDB Syndicate. Douglas D.G. Birnie, our President and Chief Executive Officer and a member of our Board, is the owner of a 1/8 interest in the DDB Syndicate. The remaining members of the DDB Syndicate are made up of the former directors and officers of CBI (including one of our former directors), the brother of a former officer and director of CBI, and certain affiliates of Nanominerals Corp. (“Nanominerals”). Nanominerals is a significant shareholder in our Company. Mr. Birnie also owns a 3.5% interest in Nanominerals. The DDB Claims were located by the DDB Syndicate in February 2007, prior to Mr. Birnie’s and Nanominerals’ involvement with our Company. Mr. Birnie also acquired his interest in Nanominerals prior to his involvement with our Company.

Our rights to the DDB Claims were held under the terms of a mining lease with the DDB Syndicate dated November 30, 2007 (the “DDB Agreement”). The DDB Agreement provided us with a five year lease on the DDB Claims, ending on November 29, 2012, with an option to purchase the DDB Claims at any time during the lease period. Under the option rights provided under the DDB Agreement, we had the right to purchase the DDB Claims at any time by either:

(a)	paying the DDB Syndicate the purchase price of $400,000 (with all previously made rental payments credited against such purchase price); or

(b)	paying the DDB Syndicate $10, plus granting the DDB Syndicate a royalty of 2% of net smelter returns on the DDB Claims.

On November 20, 2012, we elected to exercise the purchase option on the DDB Claims, paying the balance of $180,000 to the DDB Syndicate, being the purchase price of $400,000 less the $220,000 in rental payments previously made under the DDB Agreement.

An additional 288 claims (which we refer to as the “Ireland Claims”) were staked by us in September 2011.

On May 10, 2013, we paid the fees for an additional 80 claims, also referred to as “Ireland Claims.”

As of the date of this Report, we own a 100% interest in all of the CBI Claims, DDB Claims and Ireland Claims.

Each of the CSM, Ireland and DDB Claims are unpatented placer federal claims. In order to maintain these claims, we are required to pay annual maintenance fees to the US Bureau of Land and Minerals (the “BLM”) by September 1 of each year. The annual claim maintenance fees paid to the BLM for the 2013 claim year totaled $461,395. A summary of the Columbus Project Claims is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed March 31, 2014.

ACCESS AND INFRASTRUCTURE

The Columbus Project contains an operational pilot plant, onsite laboratory, operated by Western Analytical Consultants, and living facilities with power supplied by generators and water from an onsite well. Water used for processing is available from existing wells located on the surrounding basin (the “Columbus Basin”). There is also a high voltage grid located near the Candelaria Mine, approximately three miles from the Columbus Project.

Permits have been obtained for the extraction of precious metals and the production of calcium carbonate from an area of approximately 380 acres, including millsite, roads and mineable acreage.

HISTORY

The Columbus area has had mining activity for over 100 years. Silver was discovered in 1863 in the area of the Candelaria Mine, to the northwest of the Columbus Basin. These deposits were mined intermittently by different companies through 1999, producing large quantities of silver and minor gold. Salt was first mined in the Columbus Salt Marsh in 1864, followed by borax in 1871. Precious metals were thought to exist in the basin sediments as early as the late 19th century but no production is documented. Mining ceased in the Columbus Marsh around the beginning of the 20th century.

The Columbus Project is located in an area that has historically been known as a well mineralized region. A silver and gold mining operation known as the Candelaria Mine is located approximately five miles northwest of the Columbus Project. The Round Mountain project is a gold operation located approximately 60 miles northeast of the Columbus Project. The Clayton Valley Brine Project, a lithium extraction project, is located approximately 25 miles southeast of the Columbus Project.

GEOLOGY

The Columbus Project covers a flat enclosed basin with a surface composed of salt deposits and is primarily devoid of vegetation. Older sediments, which host the silver deposits of Candelaria, underlie several sequences of volcanic rocks, with the youngest being the 15Ma Gilbert Andesite. The region has undergone older thrust faulting, which hosts the Candelaria deposits, and later extensional faulting as a result of movement along the Walker Lane. The Columbus Basin is one of several structural basins in the region caused by right lateral movement along the Walker Lane and the subsequent clockwise rotation and oblique extensional down dropping of the blocks within this structural domain.

EXPLORATION ACTIVITIES

Exploration work to date has identified three different host materials (sand, clay, brine) each of which could potentially contain commercial quantities of gold and silver mineralization within the project area. The sand zones outcrop on the western side of the Columbus basin and dip gently eastward. The clay zones also outcrop and overlay the sand zones. The brine zone occurs as an aquifer at some 400 feet depth underlying the sand/clay zones.

Our most recent exploration efforts have focused on the sand material, specifically in a 2,000 acre area of interest on the west side of our project site. Through three drill programs, we have identified The North Sand Zone and the South Sand Zone. The North Sand Zone has been the site of the source material for our recent extraction tests.

To date, 34 holes have been drilled in the 0.67 square mile (429 acres) North Sand Zone, and 3 holes in the 0.48 square mile (307 acres) South Sand Zone. Drilling has been completed to depths ranging from 165 feet to 400 feet in both sand zones. We have yet to drill through the sand zone with any of our drilling to date.

We have been granted the permit for our Phase Four drill program, which will consist of 31 drill holes to a depth of at least 200 feet. The drill program will cover an additional 0.48 square miles adjacent to the southern boundary of the North Sand Zone. The goal of this program is to expand the boundaries and improve the definition of the North Sand Zone. Following completion of the Phase Four drill program, we will re-evaluate the boundaries of the sand zones, the quantity of the tonnage contained therein and the quality of the mineralization estimates within these areas. It is anticipated that additional drill programs will follow after Phase Four. We are currently devoting the majority of our resources on testing and modifying our mining and recover methodology for the Columbus Project to determine if our planned extraction process for the Columbus Project is commercially viable. After effective operating parameters for the on-site pilot plant have been fully implemented and the pilot plant is operating continuously, we intend to initiate the Phase Four drilling program.

Figure 3: Map of North and South Sand Zones

Historical Surface Sampling Program and Drill Programs

Near surface basin sediment samples were taken in late 2006 and early 2007. 64 surface samples, four shallow boring samples, and a bulk sample were taken and analyzed using a four acid total digestion and atomic absorption analysis. Samples were analyzed for Au, Ag, Cu, and Fe. This work led to the discovery of a 5,000 acre surface gold anomaly in the northwestern part of the basin. This gold anomaly is the primary focus of current exploration work. The Permitted Mine Area (380 acres) is situated in the north end of this zone.

2007 Drill Program

An 18-hole hollow stem auger drill program was undertaken in Q3 2007 in the Permitted Mine Area to establish mineral potential at depth. Samples were 18” in length, taken every 10’ with a split spoon sampler. Material was analyzed using a 3-acid modified version of aqua regia, followed by atomic absorption analysis. A split was analyzed by CBI staff at the onsite facility using a standard fire assay and it was found that standard fire assay was ineffective. Repeated firing of the slag showed that various amounts of the metals remained in the slag after each firing. The results from the 2007 drill program have been discounted by us as the analytical methodology used then did not rely on metal-in-hand of gold or silver.

2008 and 2009 Drill Programs

Encouraging results from the 2007 drill program warranted a second drill program, which took place in Q2-Q3 2008, consisting of 39 widely spaced holes and a total of just less than 10,000 feet using sonic drilling technology. 25 holes were drilled in the ‘A’ program, 14 holes in the ‘B’ program. For this program, holes were drilled to depths ranging from 200 feet to 400 feet. The sonic drilling resulted in continuous sample material, therefore providing an improved representation of each 10 ft. drill interval. Samples of the 10 ft. composites were sent for analysis under chain of custody protocols.

A follow up drilling program was initiated in Q2 of 2009 to delineate mineralized zones and further define the extent of gold and silver mineralization potential in the project area. 58 holes, for a total of 15,270 feet, were drilled as a follow up to the ~10,000 feet drilled in 2008. Sample composite intervals were changed from 10’ to 20’ because of the homogeneity of the sample material. Again, the drill material was stored in polyethylene bags in the onsite core facility. Samples were submitted to AuRIC Metallurgical Laboratories (“AuRIC”) for caustic fusion analysis under chain of custody protocols. In addition, 211 clay samples were taken at various depths for density determinations.

2010 Drill Program

In 2010, we drilled 28 holes in the North Sand Zone and 147 short holes in the permitted mine clay zone. As the sand zones are the focus of the technical program, the samples from the clay zone drilling have been inventoried and will be analyzed later. Sampling protocol remained at 20 ft. composite intervals.

Mineralized Intervals

To determine the mineralized intervals in the North and South Sand Zone, we chose a minimum grade of 0.015 opt Au to identify mineralized material, and identification of at least three contiguous mineralized samples indicated a mineralized zone. Upon completion of a feasibility study, a commercial grade mineralized cut off will be determined and mineralized zones will be recalculated. The caustic fusion assay results from the 2008, 2009 and 2010 drilling programs are listed below, broken down by area. It should be noted that because of the nature of the geology, the material must be mined from the surface down, so therefore, mineralized averages that start at depth rather than at the surface, may appear higher than they would be in production.

To date, 34 holes have been drilled in the North Sand Zone. Drilling in the North Sand Zone covered approximately 0.67 square miles, to depths ranging from 165 feet to 400 feet beneath the surface of the Columbus Marsh Basin, In addition, three holes have been drilled in the South Sand Zone, to depths of between approximately 200 to 400 feet.

Mineralized Intervals – North Sand Zone

Hole ID	From (ft.)	to (ft.)	Au opt	Ag opt
CS-09-S1A	0	200	0.044	0.194
CS-09-S2A	0	200	0.039	0.179
CS-09-S3A	0	200	0.038	0.175
CS-09-S4A	80	200	0.040	0.170
CS-09-S5A	0	400	0.036	0.157
CS-09-S7A	60	200	0.038	0.170
CS-10-S1A	40	165	0.038	0.199
CS-10-S2A	60	200	0.038	0.152
CS-10-S3A	180	200	0.049	0.332
CS-10-S4A	80	200	0.043	0.238
CS-10-S5A	180	200	0.045	0.236
CS-10-S6A	80	200	0.036	0.163
CS-10-S8A	120	160	0.045	0.234
CS-10-S9A	0	100	0.047	0.301
	120	200	0.050	0.304
CS-10-S10A	80	200	0.036	0.145
CS-10-S12A	60	200	0.050	0.268
CS-10-S13A	120	180	0.060	0.105
CS-10-S14A	100	200	0.046	0.261
CS-10-S15A	80	160	0.050	0.320
CS-10-S16A	100	200	0.040	0.215
CS-10-S17A	180	200	0.042	0.246
CS-10-S18A	60	200	0.050	0.303
CS-10-S19A	180	200	0.032	0.189
CS-10-S20A	60	200	0.040	0.213
CS-10-S21A	60	100	0.029	0.153
	120	200	0.029	0.152
CS-10-S22A	120	200	0.020	0.092
CS-10-S23A	180	200	0.038	0.196
CS-10-S24A	60	200	0.053	0.326
CS-10-S25A	0	60	0.034	0.152
	80	200	0.053	0.326
CS-10-S26A	0	60	0.031	0.189
	100	200	0.038	0.234
CS-10-S27A	100	160	0.031	0.145
CS-10-S28A	60	200	0.029	0.164

Mineralized Intervals - South Sand Zone

Hole ID	from (ft.)	to (ft.)	Au opt	Ag opt
CS-08-S1B	40	400	0.046	0.233
CS-09-S1B	0	200	0.038	0.186
CS-09-S2B	20	190	0.041	0.192

Sampling Procedures

An onsite core facility was constructed for logging and sampling of the material from the drill programs. Core intervals were set up on tables for geological logging. Once logged, the intervals were sampled by taking a continuous wedge of material from the outside to the center of the core. A smaller split was taken at random intervals. These samples were placed in standard heavy duty Ziploc bags. A slice of the core was taken at depths of approximately 50’ intervals. These were weighed wet and their dimensions were taken and documented for density determination. Sample splits were then sent to an independent laboratory for analysis.

QA/QC Procedures

Quality control for the Columbus Project was established during the 2008 drill program to guarantee the quality of the analytical results for that and all subsequent drilling/sampling programs on this project. All samples were submitted in random order to monitor laboratory precision. This is done to check for instrument variation, or ‘drift’, and cross contamination during the analytical process. Duplicate samples, standard reference material (standards), and blanks were introduced at approximately 1 for every 20 samples. Duplicate samples are used to evaluate the sample variability and stability of the analytical method. The standards are comprised of material that has been subjected to analysis from numerous labs around the world and is of an accepted concentration of gold with a very slight variance. The blanks are nothing more than pulverized environmental grade silica sand and should contain negligible concentrations of metals.

GEOLOGIC MODEL

The SEC’s Industry Guide 7 sets out the reporting and disclosure requirements for issuers engaged in mineral exploration activities. Under the provisions of Industry Guide 7, only proven or probable reserves may be disclosed in filings with the SEC. “Reserves” are defined as that “part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” The calculation of reserves requires the preparation of a feasibility study demonstrating the economic and legal feasibility of mining and processing the mineralization at the project site. We do not currently have any proven or probable reserves. Industry Guide 7 does not permit us to disclose of inferred, indicated or measured resources in our filings with the SEC.

The North Sand Zone, our focus area for sampling and drilling operations, covers a surface area of approximately 0.67 mi2. The South Sand Zone covers a surface area of approximately 0.48 mi2. The location of the North and South Sand Zones is shown in Figure 3.

These Sand Zones, located along the western edge of the project area, are alluvial material occurring as ‘fans’ which descend beneath the clay toward the center of the basin. The depth to this sand was gridded and contoured. This information is very useful for determining where this sand unit might be encountered during future drilling. In general, changes in sand depth parallel the basin. The average dry bulk density of the sands is 1.165 ton/yd³ (1.383 tonnes/m³). The sand zone averages 91.4% -1/4” as determined from 258 screen analysis of sonic drill samples from 0-200 ft. depth.

The lakebed clay varies in color, moisture content, texture, and organic content. Because of the wide drill hole spacing, it is not possible to correlate between individual clay units. At present, the clay will not be sub-classified and will be referred to as a single unit. Average dry bulk density of the clay, taken from the 200+ samples, is 1.198 tons/yd3 (1.423 tonnes/m3).

The North Sand Zone and South Sand Zone are comprised of mostly sand, but also contains some silt and clays. Even though the South Sand Zone is two dimensional, it is highly likely that these zones are contemporaneous and this southern zone is of exploration significance.

Analytical Methodology

All reported drill results were determined by caustic fusion assay and analysis of the extracted and weighed metal for gold and silver. Sampling and analyses were conducted by qualified independent professionals, under chain of custody procedures, and included blind labeling of samples, the insertion of blanks, standard reference material and repeats to ensure the quality of results.

AuRIC and our metallurgists engaged in extensive research and testing before they determined the best pyrometallurgical and hydrometallurgical methodologies for extracting gold and silver from the refractory sands and clays that warehouse these metals at the Columbus Project.

Our research has indicated that caustic fusion (on head ore and concentrates) and thiosulphate or cyanide leaching (on concentrates) are the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the Columbus Project. Caustic fusion is a standard pyrometallurgical method that uses chemical fluxes melted at low temperature to dissolve the sample rock and liberate the contained minerals or metals for subsequent extraction and/or analysis. Caustic fusion was developed in South Africa over 100 years ago and was first used to liberate diamonds from their refractory kimberlites. It has since been used to quantify other minerals/metals in rocks by analyzing the fused product. The caustic fusion assay protocol utilized by AuRIC for our analytical methodology has not been sent to other third parties for testing. We have confirmed the reliability of our caustic fusion protocols during subsequent bulk leach tests (±200-3000 lb.), whereby the amount of gold and silver extracted as metal-in-hand by thiosulphate leaching of bulk samples has been comparable to caustic fusion assay results on representative splits from the same samples. Caustic fusion has therefore been proven to be a very effective method for extracting gold and silver from the refractory minerals (organics, silicates) in the sand and clay at Columbus.

Thiosulphate leaching technology is over 100 years old. It was first used for dissolving silver from silver chloride deposits. In recent years, thiosulphate leaching has been extensively studied as an alternative to cyanide because it is an environmentally friendly, hydrometallurgical method for extracting gold and silver from ores. Barrick Gold Corporation is currently in the process of converting its Goldstrike mine in Nevada to use thiosulphate, and is scheduled to be online in 2014. Our work has shown that thiosulphate leaching of head ore concentrates followed by resin extraction, has been very effective in bench and pilot scale tests for the extraction of gold and silver, as “metal-in-hand”, at the Columbus Project. Aqua regia and cyanide leaching tests of head ore and aqua regia leaching of concentrates have proved ineffective and resulted in extremely low gold and silver extraction. However, both thiosulphate and cyanide leaching of concentrates have extracted commercial values at Columbus. It is the thiosulphate leach system that is currently being tested onsite to determine the feasibility of leaching both the sand and clay deposits.

To ensure the reliability of our results, we have instituted rigorous QA/QC protocols, including blind random sampling, and the inclusion of blanks, standards and duplicates. To further ensure reliability, we measure only the actual amount of gold and silver physically extracted from our test samples when reporting assay results. Caustic fusion provides “metal-in-hand” on head ore and concentrates as do thiosulphate leach and cyanide leach on gravity concentrates. Using these assay methods, together with the quality assurances and quality controls of the drill program, we and our consultants are confident of the results that we have reported from head ore and concentrate samples.

Fire assaying is the most common pyrometallurgical method used for extracting gold and silver from rock. Fire assaying relies on the use of standardized chemical fluxes to reduce the melting point of the minerals entombing the gold and silver so that they can be liberated and collected in a lead “button” and examined. Although this process works well for extracting gold entombed in sulfides (e.g. pyrite) and silica, such as that found in Carlin-type gold deposits, the chemical fluxes used in fire assaying methods are ineffective at liberating the gold and silver from refractory minerals (organics and silicates (Fe-Mg-Al-Si-Ox)) as are found at the Columbus Project. These refractory silicates are similar in composition to the crucibles used during the firing process, which also do not melt. As a result, in our tests, fire assaying has shown to be ineffective at extracting gold and silver from the sand and clay from the Columbus Project.

As mentioned previously, the entombment of the precious metals in the refractory organics and silicates at the Columbus Project can cause problems of extraction, and therefore detection by many methods of analysis. The early test work (2006-2009) completed by AuRIC and our metallurgists demonstrated that fire assaying and multi-acid digesting were ineffective at extracting commercial values of gold and silver from the head samples of sand and clay from the Columbus. In January 2010, the Nevada Bureau of Mines and Geology (the “NBMG”) reported that they had conducted a small sampling program on our claims.1 It should be noted that the location of the NBMG sample sites were approximately one to three miles away from our current area of operations and testing, and in a different geology. We have not conducted our own tests on sample materials extracted from this location. However, the results reported by the NBMG are consistent with our expectations based on our work using similar assaying methods. According to the report prepared by the NBMG, they took five near surface samples, taken to a depth of 30-52 cm (approx. one ft.), from the Columbus Salt Marsh. Splits of each of the samples were then reportedly analyzed by fire assay (Au and Ag), fire assay fusion followed by instrumental neutron activation finish (Au and Ag), fire assay and inductively coupled plasma atomic emission (Au), four acid near total digestion (Ag) and aqua regia digestion (Au and Ag). The NBMG reported that they found small quantities of gold (0.00035 opt to 0.000029 opt) and silver (0.00233 opt to 0.00029 opt) for four acid digestion – other tests were reportedly below their detection limits.

MINING AND RECOVERY METHODOLOGY

We currently have a Water Pollution Control permit granted by the Nevada Division of Environmental Protection for the Columbus Project. This permit allows for the extraction of precious metals and the production of calcium carbonate on the 380 acre site (320 acre mine site and 60-acre mill site) at a mine rate of up to 792,000 tons per year to a depth of 40 feet. During the period from 2008-2011, we developed a dredge mine, constructed a pilot plant and began operations to develop and prove the extractive metallurgy for the Columbus Project. Initial metallurgical testing was primarily focused on extracting gold and silver from the clay material. As previously reported, problems with organic material interfered with the extraction of precious metals from the clays, and this has led us to focus our current efforts on extraction of the precious metals from the sands.

We are currently continuing the process of transferring the gold and silver extraction process that achieved our targeted extraction rates when operated under laboratory conditions at AuRIC’s facility in Salt Lake City to the on-site pilot plant. Recoveries from our tests using the on-site extraction process have not yet reached our targeted recovery rate of 0.03 opt AuE. Current efforts to finalize the mining and recovery methodology are based on a methodical two-pronged approach consisting of: (a) replicating on-site the extraction process that achieved targeted extraction rates when operated by AuRIC at its facility in Salt Lake City; and (b) modifying this extraction process to attain our recovery rate objectives.

The Columbus Project extraction process consists of three steps:

1.	First a gravity concentration circuit that processes between two and five tons of raw material to generate one ton of concentrates.

2.	Next, the concentrates are leached, then filtered and then loaded onto resins at the on-site pilot plant.

3.	The resins are then ashed to determine the quantity of gold and silver recovered.

In Q4 2011 and Q1 2012, we announced the results of tests completed by AuRIC Metallurgical Laboratories (“AuRIC”) of Salt Lake City, Utah. AuRIC completed three bulk tests (194 lb., 220 lb., 3,000 lb.) on sand material collected from a single site within the North Sand Zone and then sent to Salt Lake City and processed through our gravity concentration circuit under laboratory conditions at AuRIC’s facilities. The total results of the tests were: 13:1 concentration ratio; 121% Au recovery; and 42% Ag recovery (0.096 opt AuE2, 0.084 opt Au and 0.642 opt Ag).

Since the beginning of 2012, we have been conducting bulk sample tests on sand materials extracted from the same site in the North Sand Zone using the gravity concentration circuit. The first tests were conducted using the gravity concentration circuit under laboratory conditions at AuRIC’s facilities in Salt Lake City. In Q2 2012, gravity concentration equipment was installed at the onsite pilot plant, and subsequent bulk tests were processed using the onsite gravity concentration circuit. During 2012, 48,919 lbs. (24.45 tons) from four separate sand material tests was sent to AuRIC for leaching, resin collection and metal extraction. The combined results of the tests resulted in an average extraction of 0.046 opt Au and 0.143 opt Ag, or 0.049 AuE. The test results each met or exceeded our extraction goal of 0.03 opt AuE. Each test was run under different operating variables, and none of the tests were optimized based on previous test results.

1

Nevada Bureau of Mines and Geology Open-File Report 10-1: Geochemical Sampling of Selected Playas in Nevada: Alkali Lake (Esmeralda County), Columbus Salt Marsh (Esmeralda County). Rhodes Salt Marsh (Mineral County), and Winnemucca Dry Lake (Washoe County).

2	AuE opt = Au opt + Ag/55 opt

Summary of Bulk Sand Leach Tests

	Head Ore	Gravity Con	Gravity	TS	Calculated Head Extracted Metals
	Weight	Weight	Cons	Leach
Test	lbs	lbs	Ratio	pH	Au opt	Ag opt	AuE opt
4028H, 4029H	10,821	1,873.6	5.78:1	12	0.101	0.153	0.104

4037H	14,797	2,187.4	6.77:1	9	0.026	0.136	0.029

4046H	10,711	1,974.5	5.42:1	12	0.037	0.135	0.040

4048H	12,590	2,211.6	5.69:1	12	0.029	0.148	0.031

Totals	48,919	8,247.1	5.93:1		0.046	0.143	0.049

The purpose of these bulk tests was to demonstrate the continued effectiveness of the onsite gravity concentration components of the precious metals extraction circuit, while also assisting in the determination of which operating parameters increase or decrease precious metals extraction. Readers should note that the tests referred to above were all from a single bulk sample test site and may not be representative of grades or recovery rates that can be expected for the overall North Sand Zone. The area from which these samples were taken may represent an anomaly within the North Sand Zone and may not be representative of grades or recovery rates for the entire zone. Additional gravity concentration tests on bulk samples from different sites within the North Sand Zone will follow.

In Q4 2012, we finalized operating parameters for the gravity concentration components of the onsite pilot plant. In Q4 2012 and Q1 2013, we installed equipment for the leaching and metal extraction components of the onsite extraction circuit. In April 2013, we commenced our first series of multi-ton batch extraction tests, and conducted additional test series through 2013. A “test series” consists of three to five individual tests run semi-concurrently under very similar operating parameters. Results from these test series produced small amounts of gold and silver but, were below our targeted extraction rate of 0.03 opt AuE.

In December 2013, we installed new leach filtration equipment on-site. This equipment is a duplicate of the filter used in our laboratory tests at AuRIC’s facility in Salt Lake City. In January 2014, the concentrating equipment used for laboratory tests in Salt Lake City was also relocated to the Columbus Project site, operating alongside the concentrating equipment that was installed in 2012.

After the installation of the new leach filtration and concentrating equipment, two concentration and leach tests (1,000 lbs. each) were run through the extraction circuit and the loaded resins ashed. These tests did not achieve our targeted recovery rate of 0.03 opt AuE. However, the information derived from these tests has allowed us to determine several additional operational adjustments. We initiated electron microscope work (TEM) on the leach solutions. The TEM micrographs identified the state of the precious metals in solution as gold colloids. Zeta potential measurements showed that the gold colloids were negative charged. This data has allowed us to modify the extraction rate. We are encouraged to note that some of the operational changes have improved recovery rates over previous tests.

As part of our efforts to evaluate modifications to the extraction process, small analytical tests (5 to 60 grams) have been completed. These small tests have resulted in higher gold extraction rates (>0.04 opt Au). However, we do not yet know if these improved results can be consistently replicated because they were derived from small sample sizes or if the extraction process is commercially viable. The source material for these tests was taken primarily from only two areas and thus results cannot be extrapolated to the wider Columbus Project Area.

As previously stated, our current efforts to finalize the mining and recovery methodology are based on a methodical two-pronged approach. We are currently assessing the leaching and filtration components of the onsite extraction circuit, focusing particularly on any charge or other interfering elements that may lower the effectiveness of the final extraction process. Based on this assessment we will make any required adjustments.

In parallel, we are evaluating alternative steps that could be added to the extraction circuit with the ultimate goal of demonstrating commercial viability. Some of these early tests have shown encouraging results on small sample tests (5g to 60g). Based on successful large scale meaningful results, we will make any necessary adjustments to the extraction circuit.

As part of our testing, bulk samples (up to 35 tons) will be taken at the surface of each drill hole location to be processed through the onsite extraction circuit. This production data, along with the analytical results from the phase four drill program will allow us to build a 3D model of the mineralization grades within our project.

Once batch extraction rates have been established to our satisfaction, we intend to begin the process of phasing in operations of the pilot plant on a continuous basis, with a target of processing up to 20 tons of head material per day. The steps needed to accomplish this goal are:

•	Run the existing small concentration circuit daily (~100 to 150 lbs. head material per hour).
•	When enough concentrates are produced, run the leach circuit once per week (~1,000 to ~2,000 lbs. of concentrates = 5,000 to 10,000 lbs. head material). Each concentration and leach test takes 14 to 28 days to complete.
•	While small concentration circuit is in operation, we will concurrently complete upgrades to the large concentrating circuit (~1,000 lbs. of head material per hour).
•	When the large concentration circuit is operational, then we will operate the leach circuit two to five days per week. This will be referred to as the pilot plant operating continuously.

Once the pilot plant is operating continuously, we intend to initiate our Phase Four drilling program, permits for which have already been obtained.

In addition, if the operation of the pilot plant proves, to our satisfaction, that the Columbus Project is economically viable, we may seek to expand the production permitted area, reconfigure the production process and/or construct additional production circuits within the mill site to increase production capacity. The production model for the Columbus Project is anticipated to be a low cost, high volume mining operation.

Readers are cautioned that, although we believe that the results of our exploration activities to date have been sufficiently positive to proceed with the installation and operation of a pilot processing facility at the Columbus Project millsite, we have not yet established any probable or proven reserves and we have not yet completed a preliminary economic assessment, pre-feasibility or feasibility study. Additional exploration work will be required before probable or proven reserves can be established. There are no assurances that the results of our exploration programs will result in a decision to enter into commercial production.

THE RED MOUNTAIN PROJECT

The Red Mountain Project is a potential gold, silver and tungsten project that consists of 100 unpatented placer federal mineral claims on BLM land covering approximately 13,729 acres, all located in San Bernardino County and Kern County, California. Title to these mineral claims is currently recorded in the names of a number of individuals who, together, make up a mining syndicate known as Red Mountain Mining (“RMM”). We have been notified that some of the claims making up the Red Mountain Project may conflict with other existing mineral claims and other property rights covering the location of the project. We intend to work with RMM in order to resolve these issues.

RIGHTS TO THE RED MOUNTAIN PROJECT

On July 20, 2011, we entered into an amended and restated option agreement for the Red Mountain Project (the “Amended Red Mountain Option”). The Amended Red Mountain Option replaces the Red Mountain Letter Agreement under which we had previously earned a 30.6% undivided interest in the Red Mountain Project. Under the terms of the Amended Red Mountain Option, we have the option (the “Buyout Option”) to buyout all of the optionor’s interest in the Red Mountain Project by paying to the optionor $200,000 in cash and issuing to the optionor $3,800,000 worth of our common stock. If we exercise the Buyout Option, of which there is no assurance, we will own 100% of the Red Mountain Project. We have until December 31, 2016 to exercise the Buyout Option.

To maintain the Buyout Option, we must (i) pay the optionor the sum of $8,000 per month, and (ii) spend a total of $600,000 on the Red Mountain Project. For every $2,000 that we spend on the Red Mountain Project, we will earn an additional 0.1% undivided interest, up to an additional 29.4% undivided interest (which would bring our total undivided interest in the Red Mountain Project to 60.0%) . On execution of the Amended Red Mountain Option, we prepaid $35,000 to the optionor to be applied against the monthly payment amounts.

The project acreage of all claims under the Red Mountain Option Agreement now totals 13,729.

Each of the claims making up the Red Mountain Project are unpatented placer federal claims. In order to maintain these claims, we are required to pay annual maintenance fees to the BLM by September 1 of each year. Claim maintenance fees for the Red Mountain claimed property was $99,367 for the 2013 claim year. We are responsible for paying the claim maintenance fees for the Red Mountain claims. Amounts paid to maintain the claims are counted against the amounts we are obligated to spend on the project to maintain our option rights. A summary of the Red Mountain Project Claims was included as an exhibit to Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2011 filed with the SEC on January 11, 2013.

LOCATION AND ACCESS

The Red Mountain Project is located at the base of Red Mountain, which is 27 miles south of Ridgecrest in San Bernardino County and Kern County, California, approximately 75 miles northeast of Los Angeles. The Red Mountain Project can be accessed by using a gravel road that bisects the project from northwest to southeast.

The Red Mountain Project does not contain any useable infrastructure other than a water well.

Figure 6: Location of the Red Mountain Project

HISTORY

The Red Mountain Project is east of and adjacent to the Rand Mining District, initially discovered in 1894. The Rand Mining District was mined off and on until just recently for gold, silver and tungsten. The majority of the mines in the area consisted of small independent operations. There is currently no commercial mining occurring on the Red Mountain Project site.

GEOLOGY

The area surrounding the Red Mountain Project is highly mineralized with recorded production of gold, silver and tungsten.

Nanominerals reviewed the Red Mountain Project, including the existing reports on work previously done by RMM. RMM has excavated over 100 test pits at the project site and has gravity concentrated the bulk samples taken from these pits.

Based on a review of the existing reports and a field visit to the Red Mountain Project site, we developed an exploration program to verify the reported gold grades in RMM’s studies and to test the recoverability in order to assess the economic viability of the Red Mountain Project.

CURRENT EXPLORATION

Our exploration program for the Red Mountain Project consists of a drilling and sampling program. The Red Mountain Project is not currently active. We have set a budget of $199,000 for the Red Mountain Project for the 12 months ending December 31, 2014.

LEGAL PROCEEDINGS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Quotations of our common stock are entered on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “IRLD.” The following is the high and low bid information for our common stock during each fiscal quarter of our last two fiscal years.

	2013*		2012*
	High	Low	High	Low
First quarter ended March 31	$0.69	$0.38	$1.09	$0.19
Second quarter ended June 30	$0.47	$0.26	$1.11	$0.51
Third quarter ended September 30	$0.39	$0.22	$1.30	$0.73
Fourth quarter ended December 31	$0.28	$0.17	$1.02	$0.57

*	High and low bid information was not available for fiscal quarters ending after March 30, 2012. For the periods presented, prices represent high and low closing prices during the period.

Bid quotations entered on OTC Link and the OTCQB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

The last reported sale price of our common stock on the OTCQB marketplace as of the close of business on April 7, 2014 was $0.19 per share.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
(b)

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;
(d)	contains a toll-free telephone number for inquiries on disciplinary actions;
(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
(f)	contains such other information and in such form as the SEC shall require by rule or regulation.

The broker-dealer also must, prior to effecting any transaction in a penny stock, provide the customer with:

(a)	bid and offer quotations for the penny stock;
(b)	the compensation of the broker-dealer and its salesperson in the transaction;
(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
(d)	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt from those rules, the broker-dealer must:

(a)	make a special written determination that the penny stock is a suitable investment for the purchaser; and
(b)	receive from the purchaser his or her written acknowledgement of receipt of the determination and a written agreement to the transaction.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock and therefore stockholders may have difficulty selling those securities.

Registered Holders Of Our Common Stock

As of April 4, 2014 there were 189 registered holders of record of our common stock. We believe that a large number of stockholders hold stock on deposit with their brokers or investment bankers registered in the name of stock depositories.

Dividends

We have not declared any dividends on our common stock since our inception and we do not expect to declare any dividends in the foreseeable future. We expect to spend any funds legally available for the payment of dividends on the exploration of our mineral properties. There are no provisions in our Articles of Incorporation or bylaws that limit our ability to pay dividends on our common stock. Chapter 78 of the Nevada Revised Statutes (the “NRS”), does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the year ended December 31, 2013, including:

1.	Report of Independent Registered Accounting Firm (Brown Armstrong Accountancy Corporation);

2.	Consolidated Balance Sheets as of December 31, 2013 and 2012;

3.	Consolidated Statements of Operations for the years ended December 31, 2013 and 2012 and the period from February 20, 2001 (date of inception) to December 31, 2013;

4.	Consolidated Statement of Stockholders’ Equity for the period from February 20, 2001 (date of inception) through December 31, 2013; and

5.	Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012 and the period on February 20, 2001 (date of inception) to December 31, 2013;

6.	Notes to Consolidated Financial Statements.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Ireland Inc.

We have audited the accompanying consolidated balance sheets of Ireland Inc. (An Exploration Stage Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013, and accumulated for the period from February 20, 2001 (Date of Inception) to December 31, 2013. Ireland Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ireland, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, and for the period from February 20, 2001 (Date of Inception) to December 31, 2013, and cumulative data in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Ireland Inc. will continue as a going concern. As described in Note 1 to the financial statements, Ireland, Inc.’s operating losses raise substantial doubt about its ability to continue as a going concern, unless Ireland Inc. attains future profitable operations and/or obtains additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BROWN ARMSTRONG ACCOUNTANCY CORPORATION

Bakersfield, California
March 31, 2014

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS

Current assets
Cash	$708,371	$5,636,638
Other receivables	8,380	10,523
Prepaid expenses	351,876	335,485

Total current assets	1,068,627	5,982,646

Property and equipment, net	2,210,909	2,963,625
Mineral properties	32,128,133	32,128,133
Restricted investments held for reclamation bonds	1,175,725	1,186,681
Reclamation bonds	39,719	40,000
Deposits	12,462	2,200

Total non-current assets	35,566,948	36,320,639

Total assets	$36,635,575	$42,303,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$111,260	$97,568
Accounts payable - related party	38,160	48,651
Accrued payroll and related taxes	57,719	67,166
Due to related party	23,290	23,290

Total current liabilities	230,429	236,675

Long-term liabilities
Asset retirement obligation	672,338	672,338
Deferred income taxes	-	616,695

Total long-term liabilities	672,338	1,289,033

Total liabilities	902,767	1,525,708

Commitments and contingencies - Note 7

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares authorized, 146,559,542 and 146,059,542 shares, respectively, issued and outstanding	146,558	146,058
Additional paid-in capital	64,156,279	63,269,641
Accumulated other comprehensive income	12,771	20,356
Accumulated deficit during exploration stage	(28,582,800)	(22,658,478)

Total stockholders' equity	35,732,808	40,777,577

Total liabilities and stockholders' equity	$36,635,575	$42,303,285

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

			For the period from
			February 20, 2001
			(date of inception)
	For the Year Ended		through
	December 31, 2013	December 31, 2012	December 31, 2013

Revenue	$-	$-	$-

Operating expenses
Mineral exploration and evaluation expenses	2,626,256	2,594,059	17,252,012
Mineral exploration and evaluation expenses - related party	459,438	482,362	4,046,397
General and administrative	2,386,342	2,243,888	13,453,899
General and administrative - related party	68,500	74,353	165,919
Depreciation	934,518	900,540	3,276,732
Loss on asset disposal	450	12,165	12,615
Mineral and property holding costs	96,000	95,500	739,500
Mineral and property holding costs - reimbursed to related party	-	-	295,000
Write-off of mineral rights	-	-	14,000

Total operating expenses	6,571,504	6,402,867	39,256,074

Loss from operations	(6,571,504)	(6,402,867)	(39,256,074)

Other income (expense)
Interest income	26,981	25,971	405,929
Rental income - related party	11,276	-	11,276
Interest expense	(3,686)	(2,333)	(12,002)

Total other income (expense)	34,571	23,638	405,203

Loss before income taxes	(6,536,933)	(6,379,229)	(38,850,871)

Income tax benefit	612,611	2,206,462	10,268,071

Net loss	$(5,924,322)	$(4,172,767)	$(28,582,800)

Loss per common share - basic and diluted	$(0.04)	$(0.03)

Weighted average common shares outstanding - basic and diluted	146,178,172	136,251,969

Consolidated Statements of Comprehensive Loss

Net loss	$(5,924,322)	$(4,172,767)	$(28,582,800)

Other comprehensive loss
Unrealized loss on investments, net of deferred tax	(7,585)	(4,817)	12,771

Total comprehensive loss	$(5,931,907)	$(4,177,584)	$(28,570,029)

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated	Accumulated
				Common	Other	Deficit During	Total
	Common Stock		Additional	Stock	Comprehensive	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Loss	Stage	Equity
Balance, February 20, 2001	-	$-	$-	$-	$-	$-	$-
Issuance of common stock for cash, $0.002 per share	29,750,000	29,750	39,000	-	-	-	68,750
Net loss	-	-	-	-	-	(16,045)	(16,045)
Balance, December 31, 2001	29,750,000	29,750	39,000	-	-	(16,045)	52,705
Net loss	-	-	-	-	-	(49,313)	(49,313)
Balance, December 31, 2002	29,750,000	29,750	39,000	-	-	(65,358)	3,392
Net loss	-	-	-	-	-	(32,516)	(32,516)
Balance, December 31, 2003	29,750,000	29,750	39,000	-	-	(97,874)	(29,124)
Net loss	-	-	-	-	-	(51,000)	(51,000)
Balance, December 31, 2004	29,750,000	29,750	39,000	-	-	(148,874)	(80,124)
Issuance of common stock for cash, $0.025	6,800,000	6,800	163,200	-	-	-	170,000
Net loss	-	-	-	-	-	(54,025)	(54,025)
Balance, December 31, 2005	36,550,000	36,550	202,200	-	-	(202,899)	35,851
Net loss	-	-	-			(95,279)	(95,279)
Balance, December 31, 2006	36,550,000	36,550	202,200	-	-	(298,178)	(59,428)
Issuance of common stock under Option Assignment Agreement, $0.0075 per share	30,000,000	30,000	195,000	-	-	-	225,000
Issuance of common stock for cash, $0.65 per share, net of $243,652 issuance fees	20,000,000	20,000	12,736,348	-	-	-	12,756,348
Share-based compensation	-	-	101,317	-	-	-	101,317
Net loss	-	-	-	-	-	(2,243,271)	(2,243,271)
Balance, December 31, 2007	86,550,000	86,550	13,234,865	-	-	(2,541,449)	10,779,966
Issuance of common stock from option exercise, $0.05 per share	20,000	20	980	-	-	-	1,000
Issuance of common stock under Asset Purchase Agreement, $1.9157 per share	10,440,087	10,440	19,989,560	-	-	-	20,000,000
Issuance of warrants under Asset Purchase Agreement	-	-	1,359,351	-	-	-	1,359,351
Share-based compensation	-	-	1,474,693	-	-	-	1,474,693
Net loss	-	-	-	-	-	(4,115,927)	(4,115,927)
Balance, December 31, 2008	97,010,087	97,010	36,059,449	-	-	(6,657,376)	29,499,083
Issuance of common stock for cash, $0.45 per share, net of $304,641 issuance fees	13,889,355	13,889	5,931,680	162,000	-	-	6,107,569
Share-based compensation	-	-	108,323	-	-	-	108,323
Net loss	-	-	-	-	-	(3,248,652)	(3,248,652)
Balance, December 31, 2009	110,899,442	110,899	42,099,452	162,000	-	(9,906,028)	32,466,323
Issuance of common stock for cash, $0.45 per share, net of $11,743 issuance fees	11,035,000	11,035	4,942,972	(162,000)	-	-	4,792,007
Issuance of common stock from option exercise, $0.05 per share	500,000	500	24,500	-	-	-	25,000
Share-based compensation	-	-	1,232,927	-	-	-	1,232,927
Unrealized loss on short-term investments, net of $331 deferred tax	-	-	-	-	(614)	-	(614)
Net loss	-	-	-	-	-	(4,691,054)	(4,691,054)
Balance, December 31, 2010	122,434,442	122,434	48,299,851	-	(614)	(14,597,082)	33,824,589
Issuance of common stock for cash, $0.55 per share, net of $2,455 issuance fees	5,018,199	5,018	2,752,536	-	-	-	2,757,554
Share-based compensation	-	-	1,180,667	-	-	-	1,180,667
Unrealized gain on investments, net of deferred tax $13,887	-	-	-	-	25,787	-	25,787
Net loss	-	-	-	-	-	(3,888,629)	(3,888,629)
Balance, December 31, 2011	127,452,641	127,452	52,233,054	-	25,173	(18,485,711)	33,899,968
Issuance of common stock for cash, $0.50 per share, net of $42,267 issuance fees	9,560,000	9,560	4,728,173	-	-	-	4,737,733
Issuance of common stock from warrant exercise, $0.75 per share	50,000	50	37,450	-	-	-	37,500
Issuance of common stock from option exercise, $0.05 per share	100,000	100	4,900	-	-	-	5,000
Issuance of common stock for cash, $0.65 per share, net of $395,245 issuance fees	8,896,901	8,896	5,378,845	-	-	-	5,387,741
Share-based compensation	-	-	887,219	-	-	-	887,219
Unrealized loss on investments, net of deferred tax $2,596	-	-	-	-	(4,817)	-	(4,817)
Net loss	-	-	-	-	-	(4,172,767)	(4,172,767)
Balance, December 31, 2012	146,059,542	146,058	63,269,641	-	20,356	(22,658,478)	40,777,577
Stock-based compensation	-	-	778,213	-	-	-	778,213
Stock -based expenses	-	-	83,925	-	-	-	83,925
Issuance of common stock from option exercise, $0.05 per share	500,000	500	24,500	-	-	-	25,000
Unrealized gain on investments, net of $4,084 deferred tax	-	-	-	-	(7,585)	-	(7,585)
Net loss	-	-	-	-	-	(5,924,322)	(5,924,322)
Balance, December 31, 2013	146,559,542	$146,558	$64,156,279	$-	$12,771	$(28,582,800)	$35,732,808

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continue)

			For the period from
			February 20, 2001
			(date of inception)
	For the Year Ended		through
	December 31, 2013	December 31, 2012	December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,924,322)	$(4,172,767)	$(28,582,800)
Adjustments to reconcile loss from operations to net cash used in operating activities:
Depreciation	934,518	900,540	3,276,732
Loss on asset disposal	450	12,165	12,615
Write-off of mineral rights	-	-	14,000
Stock-based compensation	778,213	887,219	5,738,422
Stock-based expenses	83,925	-	83,925
Deferred income taxes	(612,611)	(2,206,462)	(10,268,071)

Changes in operating assets and liabilities:
Other receivables	2,143	(4,041)	(8,380)
Prepaid expenses and deposits	(16,391)	(158,321)	(746,949)
Reclamation bonds and other deposits	(9,981)	-	(20,921)
Accounts payable and accrued liabilities	(6,246)	22,121	103,537
Asset retirement obligation	-	100,000	672,338

Net cash used in operating activities	(4,770,302)	(4,619,546)	(29,725,552)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net of refunds	(182,252)	(252,843)	(5,129,410)
Purchase of mineral claims	-	(180,080)	(180,080)
Purchase of restricted investments held for reclamation bonds	(713)	(527)	(1,156,078)

Net cash used in investing activities	(182,965)	(433,450)	(6,465,568)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock issuance	25,000	10,605,486	37,891,205
Stock issuance costs	-	(437,512)	(1,000,004)
Proceeds from borrowings - related party	-	-	8,290

Net cash provided by financing activities	25,000	10,167,974	36,899,491

NET CHANGE IN CASH	(4,928,267)	5,114,978	708,371

CASH AT BEGINNING OF PERIOD	5,636,638	521,660	-

CASH AT END OF PERIOD	$708,371	$5,636,638	$708,371
	-

SUPPLEMENTAL INFORMATION

Interest paid	$3,686	$2,333	$12,002

Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:

Assets acquired for common stock and warrants issued for mineral properties	$-	$-	$21,584,351

Net deferred tax liability assumed	$-	$-	$10,261,194

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Ireland Inc. (the “Company”) is considered an exploration stage company since its formation and the Company has not yet realized any revenues from its planned operations. The Company is primarily focused on the acquisition and exploration of mining properties. Upon identification of commercially minable reserves, the Company expects to actively prepare the site for its extraction and enter the development stage.

History - The Company was incorporated on February 20, 2001 under the laws of the State of Nevada under the name Merritt Ventures Corp. On December 19, 2005, the Company changed its name to Ireland Inc.

Basis of presentation - The financial statements present the consolidated balance sheets, statements of operations and comprehensive loss, stockholders’ equity, and cash flows of the Company. These consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments and disclosures necessary for the fair presentation of these statements have been included. All such adjustments are, in the opinion of management, of a normal recurring nature.

Going concern - The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

Since its formation, the Company has incurred comprehensive cumulative net losses of $28,570,029 as of December 31, 2013. This amount is comprised of net loss from operations of $28,582,800 and other comprehensive income of $12,771. The Company has not commenced its commercial mining and mineral processing operations; rather, it is still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Columbus Minerals Inc. (“CMI”) (including its wholly-owned single-member LLC subsidiary Columbus Salt Marsh LLC (“CSM”)) and Rand Metals LLC (“Rand”). Intercompany accounts and transactions have been eliminated.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include the valuation of stock-based compensation, impairment analysis of long-lived assets, asset retirement obligations and the realizability of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments - Fair value accounting establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s financial instruments consist of restricted investments in U.S. Treasury Notes and certificates of deposit. These investments are classified within Level 1 of the fair value hierarchy as their fair value is determined using quoted prices in active markets. There have been no changes in valuation techniques for these instruments or transfers of assets between levels for the years ended December 31, 2013 or 2012.

Restricted investments held for reclamation bonds - Restricted investments serve as collateral for reclamation bonding. The investments are classified as available for sale and are recorded at fair value based on quoted market prices with the unrealized gains and losses reflected in accumulated other comprehensive income (loss) until realized. Realized gains and losses are determined on a specific identification method and are recognized in the consolidated statement of operations.

The Company evaluates unrealized losses, if any, in its investment securities for other-than temporary impairment using both qualitative and quantitative criteria. In the event that an investment is determined to be other-than-temporarily impaired, the Company recognizes the loss in the consolidated statement of operations.

Mineral properties - Costs of acquiring mineral properties are capitalized upon acquisition. Exploration costs and costs to maintain mineral properties are expensed as incurred while the project is in the exploration stage. Development costs and costs to maintain mineral properties are capitalized as incurred while the property is in the development stage. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production basis over the proven and probable reserves.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Mineral exploration and development costs - Exploration expenditures incurred prior to entering the development stage are expensed and included in mineral exploration and evaluation expenses.

Property and equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Impairment of long-lived assets - The Company reviews and evaluates its long-lived assets for impairment at each balance sheet date due to its planned exploration stage losses and documents such impairment testing. Mineral properties in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the property, exploration reports, drill results, technical reports and continued plans to fund exploration programs on the property. To date, no such impairments have been identified.

The tests for long-lived assets in the exploration, development or producing stage that have a value beyond proven and probable reserves will be monitored for impairment based on factors such as current market value of the mineral property and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset, including evaluating its reserves beyond proven and probable amounts.

The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable either by impairment or by abandonment of the property. The impairment loss is calculated as the amount by which the carrying amount of the assets exceeds its fair value. While the Company incurred losses from operations, these losses have not been in excess of planned expenditures on the specific mineral properties in order to ultimately realize their value.

Asset Retirement Obligation – Future obligations to retire an asset, including site closure, are recorded as a liability at fair value in the period incurred. The fair value determination is based on estimated future cash flows, the current credit-adjusted risk-free interest rate and an estimated inflation factor. The value of the liability is evaluated at least annually or as new information becomes available. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability will be reduced.

Future reclamation expenditures are difficult to estimate in many circumstances due to the early stage nature of the exploration project, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation technology. Changes in estimates are reflected in the consolidated statement of operations in the period an estimate is revised.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Per share amounts - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities, such as stock options and warrants. Potentially dilutive shares are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds its fair market value. At December 31, 2013 and 2012, 58,879,025 and 63,053,055 stock options and warrants were outstanding, respectively, but were not considered in the computation of diluted earnings per share as their inclusion would be anti-dilutive.

Stock-based compensation - Stock-based compensation awards are recognized in the financial statements based on the grant date fair value of the award which is estimated using the Binomial Lattice option pricing model. The Company believes that this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for the actual exercise behavior of option holders. The compensation cost is recognized over the requisite service period which is generally equal to the vesting period. Upon exercise, shares issued will be newly issued shares from authorized common stock.

The fair value of performance-based stock option grants is determined on their grant date through use of the Binomial Lattice option pricing model. The total value of the award is recognized over the requisite service period only if management has determined that achievement of the performance condition is probable. The requisite service period is based on management’s estimate of when the performance condition will be met. Changes in the requisite service period or the estimated probability of achievement can materially affect the amount of stock-based compensation recognized in the financial statements.

The fair value of market-based stock option grants is determined on their grant date through use of an option pricing model which uses a combination of Monte Carlo simulation and a Trinomial Lattice function. The requisite service period for market-based awards is derived from the model. Achievement of the market condition earlier than estimated can materially affect the amount of stock-based compensation recognized in the financial statements.

Income taxes - The Company follows the liability method of accounting for income taxes. This method recognizes certain temporary differences between the financial reporting basis of liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset as measured by the statutory tax rates in effect. The effect of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

For acquired properties that do not constitute a business, a deferred income tax liability is recorded on GAAP basis over income tax basis using statutory federal and state rates. The resulting estimated future income tax liability associated with the temporary difference between the acquisition consideration and the tax basis is reflected as an increase in the total purchase price which is then applied to the underlying acquired assets in the absence of there being a goodwill component associated with the acquisition transactions.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Recent accounting standards - From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. The Company has evaluated all the recent accounting pronouncements and unless otherwise discussed, believes they will not have a material effect on the financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”), which provides guidance on the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company does not expect adoption of ASU 2013-11 to have a material effect on its financial condition, results of operation, or cash flows.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2013			December 31, 2012
		Accumulated	Net book		Accumulated	Net book
	Cost	depreciation	value	Cost	depreciation	value

Furniture and fixtures	$61,405	$(15,807)	$45,598	$20,854	$(10,334)	$10,520
Computers and equipment	52,275	(15,977)	36,298	15,171	(10,129)	5,042
Land	30,000	-	30,000	30,000	-	30,000
Site improvements	2,925,731	(2,006,347)	919,384	2,925,731	(1,459,137)	1,466,594
Site equipment	1,839,397	(976,435)	862,962	1,736,202	(653,759)	1,082,443
Vehicles	23,595	(23,595)	-	23,595	(21,236)	2,359
Building	500,000	(183,333)	316,667	500,000	(133,333)	366,667

	$5,432,403	$(3,221,494)	$2,210,909	$5,251,553	$(2,287,928)	$2,963,625

Depreciation expense was $934,518 and $900,540 for the years ended December 31, 2013 and 2012 respectively.

3.	MINERAL PROPERTIES

Columbus Project - On February 20, 2008, the Company, through its wholly-owned subsidiary CMI, acquired a 100% interest in the Columbus Project, including an option for additional mining claims, by way of merger with the owner of the Columbus Project, Columbus Brine Inc. (“CBI”). Prior to the merger, the Company held a 15% interest in the Columbus Project by satisfying its option agreement requirements. The Company believes that the acquisition of the Columbus Project was beneficial because it provides for 100% ownership of the properties and fosters greater opportunity to finance and further develop the project. This merger was treated as a statutory merger for tax purposes whereby CMI was the surviving merger entity.

Under the terms of the Merger Agreement, the Company issued an aggregate of 10,440,087 shares of its common stock and 5,220,059 share purchase warrants to the former shareholders of CBI. All of the purchase warrants expired on February 20, 2013.

The Company determined that the acquisition of the Columbus Project did not constitute an acquisition of a business and therefore the Company recorded the acquisition as a purchase of assets.

The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The purchase price allocated to the real properties was based on fair market values determined using an independent real estate appraisal firm (Arden Salvage Company), and the fair value of the remaining assets acquired and liabilities assumed were based on management’s best estimates taking into account all available information at the time. The fair value of warrants was calculated using the Binomial Lattice pricing model.

Pursuant to the original option assignment agreement, as amended August 8, 2007, the Company granted and continues to have a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	MINERAL PROPERTIES (continued)

The following table reflects the recorded purchase consideration for the Columbus Project:

Purchase price:
Common stock issued	$20,000,000
Fair value of warrants issued	1,359,351
Acquisition costs	600,000

Total purchase price	21,959,351

Net deferred income tax liability assumed	10,261,194

Total	$32,220,545

The following table reflects the components of the Columbus Project:

Allocation of acquisition cost:
Mineral properties (including deferred tax liability assumed of $10,261,194)	$31,948,053
Property, plant and equipment	202,430
Deposits	44,720
Cash	6,570
Prepaid expenses	24,925
Accounts payable	(6,153)

Total	$32,220,545

Red Mountain Project – On July 20, 2011, the Company entered into an Amended and Restated Option Agreement (the “Amendment”) on the Red Mountain Project. The Amendment acknowledged that the Company had earned an undivided 30.6% interest in the original Red Mountain Claims and amended the terms of the original Letter Agreement as follows:

a)

To maintain the buyout option, the Company is required to pay $8,000 per month effective July 1, 2011 until December 31, 2016 and spend an aggregate of $600,000 in additional qualifying expenditures by December 31, 2016. For each $2,000 in qualifying expenditures, the Company will earn a 0.1% interest in in the Red Mountain Claims, up to a maximum of an additional 29.4% interest.

b)

The Company may at any time during the life of the Red Mountain Project earn a 100% interest by paying $200,000 and by issuing shares with an aggregate value of $3,800,000. The share price will be equal to the volume weighted average trading price during the 20 trading days immediately prior to the date of the notice of exercise.

Pursuant to the option assignment agreement the Company granted a 5% net smelter return royalty to NMC.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	MINERAL PROPERTIES (continued)

DDB Claims - The Company, through its subsidiary CMI, had a lease agreement for mining claims with the DDB Syndicate. Douglas D.G. Birnie, the Company’s CEO, is the indirect owner of a 1/8 interest in the DDB Syndicate, as is Lawrence E. Chizmar, a former member of our Board of Directors and a former director of CBI. The remaining members of the DDB Syndicate are made up of former officers and directors, and relatives of former officers and directors, of CBI, and affiliates of NMC. The DDB Claims were located in 2007, prior to Mr. Birnie’s, NMC’s, or Mr. Chizmar’s involvement with the Company.

The mining lease agreement provided the Company with an option to purchase the DDB Claims. On November 20, 2012, the Company exercised their option to purchase the DDB Claims. The total purchase price of $180,080 is included in mineral properties.

Reclamation bonds - The Company maintains required reclamation bonding with the Bureau of Land Management (“BLM”). Reclamation bonding consists of cash bonding held with the BLM and restricted investments held by the Company. Restricted investments consist of U.S. Treasury Notes and certificates of deposit. At December 13, 2013 and 2012, obligations under cash bonding amounted to $39,719 and $40,000, respectively. At December 31, 2013 and 2012, restricted investments amounted to $1,175,725 and $1,186,681 respectively, and exceeded bonding requirements by $25,725 and $36,681, respectively. The Company anticipates using the excess amount for future collateral requirements.

The following is a summary of restricted investments held for reclamation bonds:

				Aggregate
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

December 31, 2013
US Treasury Notes	$879,553	$19,648	$-	$899,201
Certificates of deposit	276,524	-	-	276,524

Total available-for-sale securities	$1,156,077	$19,648	$-	$1,175,725

December 31, 2012
US Treasury Notes	$879,553	$31,317	$-	$910,870
Certificates of deposit	275,811	-	-	275,811

Total available-for-sale securities	$1,155,364	$31,317	$-	$1,186,681

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	MINERAL PROPERTIES (continued)

Unrealized gains and losses on available-for-sale securities are included as a component of other comprehensive income. Unrealized losses were $11,669 and $7,413 for the years ended December 31, 2013 and 2012, respectively.

The US Treasury Notes mature in July 2015. The Company has two certificates of deposit maturing in April 2016 and June 2014, respectively. Each certificate is set up for automatic renewal for one year periods until the Company or the financial institution elect not to renew.

Asset Retirement Obligation – The asset requirement obligation relates to the Columbus Project and amounted to $672,338 as of December 31, 2013 and 2012, respectively. The estimated costs were discounted using a credit adjusted risk-free rate of 4.27 and 4.25% and an inflation rate of 3.91% and 3.78% for the years ended December 31, 2013 and 2012, respectively.

4.	STOCKHOLDERS’ EQUITY

During the year ended December 31, 2013, stockholders’ equity activity consisted of the following:

1.

On May 30, 2013 and on November 26, 2013, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend 22,572,827 private placement warrants granted in connection with the 2007, 2009 and 2010 private placement offerings, and 4,000,000 additional warrants issued to consultants in 2009 and 2010 (collectively, the “Expiring Warrants”). The expiration date of the Expiring Warrants was extended from June 30, 2013 to November 30, 2013 and again to January 15, 2014. In all other respects, the terms and conditions of the Expiring Warrants remain the same. The Company calculated the fair values of the warrant modifications using the Binomial Lattice model with the following assumptions and outputs:

	November Extension	May Extension

Risk-free interest rate	0.07%	0.07%
Expected volatility	47.76%	70.33%
Expected life (years)	0.10	0.40
Fair value	$ -	$83,925

2.

During 2013, the Company issued 500,000 shares of common stock from the exercise of stock options for gross proceeds of $25,000. The options had an exercise price of $0.05 and an expiration date of March 30, 2017.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	STOCKHOLDERS’ EQUITY (continued)

During the year ended December 31, 2012, stockholders’ equity activity consisted of the following:

1.

On November 30, 2012, the Company issued an aggregate of 8,896,901 units at a price of $0.65 per unit in private placement offerings for aggregate proceeds of $5,782,986. Each unit is comprised of one share of common stock and one share purchase warrant with each warrant entitling the holder to purchase an additional share of common stock at an exercise price of $0.95 per share for a period expiring November 30, 2016. Fees related to this private placement amounted to $395,245. In connection with the offering, the Company also entered into a registration rights agreement (“RRA”) as described in Note 7.

2.

On March 15, 2012, the Company completed the second tranche of a private placement offering. A total of 9,560,000 units were issued at a price of $0.50 per unit gross proceeds of $4,780,000. Each unit is comprised of one share of common stock and one share purchase warrant with each warrant entitling the holder to purchase an additional share of common stock at an exercise price of $0.80 per share for a period expiring March 31, 2015. After September 30, 2012, the Company may accelerate the expiration date of the warrants if the volume weighted average price for our common stock exceeds $2.40 per share for 20 consecutive trading days.

The Company paid finders’ fees of $14,000 in cash and 28,000 share purchase warrants related to the private placement. In addition, the Company will pay an additional cash fee of 4% of the exercise price of any warrants exercised by subscribers introduced by the finder. Filing and legal fees related to these issuances were $28,266.

3.

During 2012, the Company issued 150,000 shares of common stock from the exercise of stock options for gross proceeds of $42,500. The options had a weighted average exercise price of $0.28 per share and expiration dates between June 30, 2013 and March 30, 2017.

For the year ended December 31, 2011, the Company issued common stock as follows:

1.

On June 8, 2011, the Company completed a private placement offering. A total of 5,018,199 units were issued at a price of $0.55 per unit for gross proceeds of $2,760,009. Fees related to this private placement were $2,455. Each unit consisted of one share of the Company’s common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $0.80 per share expiring June 30, 2014. After November 30, 2011, the Company may accelerate the expiration date for the warrants if the volume weighted average price for its common stock on its principal trading market exceeds $2.80 per share for 20 consecutive trading days, and the average trading volume on that market during that 20 day period is not less than 0.2% of the Company's free float.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	STOCKHOLDERS’ EQUITY (continued)

For the year ended December 31, 2010, the Company issued common stock as follows:

1.

On January 14, 2010, the Company completed a US and foreign private placement offering for gross proceeds of $4,965,750. A total of 11,035,000 units were issued at a price of $0.45. Each unit sold consisted of one share of the Company’s common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $0.75 per share for a period expiring January 15, 2014, as amended. The Company incurred commissions payable to agents in connection with the private placement offering in the amount of $6,300 in cash and issued warrants to purchase up to 6,000 shares of common stock. The warrants have an expiration date of June 30, 2013 and an exercise price of $0.75 per share. Financing costs related to this offering were $5,443.

2.	During 2010, the Company issued 500,000 shares of common stock from the exercise of stock options. The options had an exercise price of $0.05 per share and an expiration date of March 30, 2012.

For the year ended December 31, 2009, the Company issued common stock as follows:

1.

The Company completed four tranches of US and foreign private placement offerings. A total of 13,889,355 units at a price of $0.45 per unit were issued for gross proceeds of $6,250,210. Each unit sold consisted of one share of the Company’s common stock and one-half of one share purchase warrants. Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $0.75 per share for a period expiring January 15, 2014, as amended. The Company incurred commissions payable to agents in connection with the Offering private placement in the amount of $286,526 in cash and issued warrants to purchase up to 272,881 shares of common stock. The warrants have an expiration date of June 30, 2013 and an exercise price of $0.75 per share. Financing costs related to this offering were $18,115.

For the year ended December 31, 2008, the Company issued common stock as follows:

1.

On February 20, 2008, the Company issued an aggregate of 10,440,087 shares of its common stock, and 5,220,059 share purchase warrants to the former shareholders of CBI in connection with the acquisition. Each share purchase warrant issued by the Company entitles the holder to purchase one additional share of the Company’s common stock at a price of $2.39 per share expiring February 20, 2013.

2.	During 2008, the Company issued 20,000 shares of common stock from the exercise of stock options. The options had an exercise price of $0.05 per share and an expiration date of March 28, 2009.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	STOCKHOLDERS’ EQUITY (continued)

Warrants associated with the 2010, 2009 and 2008 equity issuances do not constitute a registration payment arrangement.

During the year ended December 31, 2007, the Company issued common stock as follows:

a)

A total of 20,000,000 units at a price of $0.65 per unit were issued for gross proceeds of $13,000,000. The Company paid commissions totaling $243,652 and the agent also received warrants to purchase 160,650 shares of its common stock.

b)

On April 25, 2007, the Company affected a forward stock split on the basis of four new common shares for the cancellation of one old common share. Authorized capital was increased from 100,000,000 common shares, par value $0.001 each, to 400,000,000 common shares, par value $0.001 each. All authorized and issued shares have been retroactively adjusted.

c)

Pursuant to the Columbus and Red Mountain Projects option assignment agreement entered into on March 30, 2007, the Company issued 30,000,000 common shares to NMC and, in return, received a deed of assignment to the option interests in the Columbus Project and to the Red Mountain Project.

Private Placement and Acquisition Warrants - A summary of warrant activity for the years ended December 31, 2013 and 2012 was as follows:

			Weighted
			Average
			Remaining
			Contractual
	Number of	Exercise	Life
	Shares	Price	(Years)

Outstanding and exercisable, December 31, 2011	30,630,867	$0.75 - 2.39	1.52
Granted	18,484,901	0.80 - 0.95	3.05
Exercised	(50,000)	0.75	-

Outstanding and exercisable, December 31, 2012	49,065,768	0.75 - 2.39	1.47
Granted	-	-	-
Exercised	(5,498,940)	0.75 - 2.39	-

Outstanding and exercisable, December 31, 2013	43,566,828	$0.75 – 0.95	0.92

The table above does not include warrants issued as stock based compensation discussed in Note 5.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	STOCK-BASED COMPENSATION

Stock-based compensation includes grants of stock options and purchase warrants to eligible directors, employees and consultants as determined by the Board of Directors.

Stock option plans - On March 27, 2007, the Board of Directors adopted the 2007 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, options to purchase up to 6,000,000 shares of the common stock, subject to an increase each quarter equal to 15% of the increase in the total number of outstanding shares during the previous quarter, may be granted to officers, directors, employees and eligible consultants. As of December 31, 2013, the Company had granted 11,966,916 options under the Plan with a weighted average exercise price of $0.52 per option. As of December 31, 2013, 10,512,197 options were outstanding.

Stock warrants - Upon approval of the Board of Directors, the Company grants stock warrants to consultants for services performed.

Valuation of awards - At December 31, 2013, the Company had options outstanding that vest on three different types of vesting schedules:

1.	Service-based;

2.	Performance-based; and

3.	Market-based.

For service-based and performance-based stock option grants the Company utilizes the Binomial Lattice pricing model to estimate the fair values of options and warrants granted in exchange for services. For market-based stock option grants the Company utilizes a combination of a Monte Carlo simulation and a Trinomial Lattice function to estimate the fair values of options in exchange for services. The Company used the following assumptions to estimate the fair values of the options granted for the years ended December 31, 2013 and 2012:

	2013	2012

Dividend yield	-	-
Expected volatility	71.20% - 78.77%	70.84% - 82.80%
Risk-free interest rate	0.71% - 2.01%	0.11% - 1.96%
Expected life (years)	4.25 – 6.84	0.10 - 5.82

Inputs used in these models are determined as follows:

1.

The expected life represents the weighted-average period the awards are expected to remain outstanding and is a derived output of the option pricing models. The expected life is impacted by all of the underlying assumptions and calibration of the Company’s models.

2.	The requisite service period for market-based stock option awards is a derived output of the hybrid Monte Carlo-Trinomial Lattice model.

3.	Volatility is based on the average historical volatility levels of a representative peer group.

4.	The risk-free interest rate is based on the implied yield available on U.S. Treasury zero- coupon issues over the equivalent contractual lives of the options.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	STOCK-BASED COMPENSATION (continued)

During the year ended December 31, 2013, the Company stock based awards as follows:

a)

On April 16, 2013, the Company granted non-qualified stock options to an independent director upon his appointment to the Board of Directors. The options were granted under the Plan for 225,000 shares of common stock at an exercise price of $0.41 per option. The options vest 75,000 each on June 30, 2013, September 30, 2013 and December 31, 2013. The options expire on the fifth anniversary of the date that they vest.

b)

On February 15, 2013, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.57 per option. The options vest upon completion of defined events and milestones. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

c)

On February 15, 2013, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.57 per option. The options vest upon the Company’s stock price achieving defined targets. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

d)

On February 15, 2013, the Company granted non-qualified stock options to the Company’s independent director and certain executive officers under the Plan for an aggregate of 950,000 shares of common stock at an exercise price of $0.57 per option. The options vest 25% each on March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013. The options expire on the fifth anniversary of the date that they vest. The options will automatically vest and become exercisable upon the occurrence of a change in control.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	STOCK-BASED COMPENSATION (continued)

During the year ended December 31, 2012, the Company granted stock options as follows:

a)

On April 23, 2012, the Company granted non-qualified stock options to certain executive officers under the 2007 Stock Incentive Plan for an aggregate of 800,000 shares of common stock at an exercise price of $0.90 per option. The options vest upon completion of defined events and milestones. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

b)

On April 23, 2012, the Company granted non-qualified stock options to certain executive officers under the 2007 Stock Incentive Plan for an aggregate of 800,000 shares of common stock at an exercise price of $0.90 per option. The options vest upon the Company’s stock price achieving defined targets. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

c)

On April 23, 2012, the Company granted non-qualified stock options to Company’s independent director under the 2007 Stock Incentive Plan for an aggregate of 200,000 shares of common stock at an exercise price of $0.90 per option. The options vest upon completion of defined events and milestones. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. The options will automatically vest and become exercisable upon the occurrence of a change in control.

d)

On April 23, 2012, the Company granted 200,000 options exercisable at $0.90 per share to the Company’s independent director. 25% of the options were immediately vested and the remaining options vest at a rate of 25% per fiscal quarter, beginning June 30, 2012 and ending December 31, 2012. The options expire five years after the date that they vest.

e)

On April 23, 2012, the Company granted 37,500 options exercisable at $0.90 per share to an employee. 25% of the options were immediately vested and the remaining options vest at a rate of 25% per fiscal quarter, beginning June 30, 2012 and ending December 31, 2012. The options expire five years after the date that they vest.

f)

On April 23, 2012, the Company granted 400,000 options and 100,000 options exercisable at $0.90 per share to consultants. 25% of the options were immediately vested and the remaining options vest at a rate of 25% per fiscal quarter, beginning June 30, 2012 and ending December 31, 2012. The options expire five years after the date that they vest.

The total expense for the years ended December 31, 2013 and 2012 related to the granting, vesting and modification of all stock-based compensation awards was $778,213 and $887,219, respectively. Such expenses are included in general and administrative expense and mineral exploration and evaluation expense.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	STOCK-BASED COMPENSATION (continued)

The following table summarizes the Company’s stock-based compensation activity for the years ended December 31, 2013 and 2012:

				Weighted
				Average
		Weighted		Remaining
		Average Grant	Weighted	Contractual	Aggregate
	Number of	Date Fair	Average	Life	Intrinsic
	Shares	Value	Exercise Price	(Years)	Value

Outstanding, December 31, 2011	11,587,197	$0.41	$0.54	3.93
Options/warrants granted	2,537,500	0.42	0.90	6.45
Options/warrants exercised	(100,000)	0.05	0.05	-
Options/warrants expired	(37,500)	0.55	1.88	-
Options/warrants cancelled	-	-	-	-

Outstanding, December 31, 2012	13,987,197	0.37	0.60	3.58
Options/warrants granted	1,825,000	0.22	0.55	6.25
Options/warrants exercised	(500,000)	0.38	0.05	-
Options/warrants expired	-	-	-	-
Options/warrants cancelled	-	-	-	-

Outstanding, December 31, 2013	15,312,197	$0.35	$0.62	3.13	$522,000

Exercisable, December 31, 2013	12,262,197	$0.35	$0.57	2.14	$522,000

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the year ended in excess of the weighted-average exercise price multiplied by the number of options outstanding or exercisable.

The following table summarizes the changes of the Company’s stock-based compensation awards subject to vesting for the year ended December 31, 2013:

For the year ended December 31, 2013, the Company received $25,000 from the exercise of stock options; the related tax benefit was $34,300 and the intrinsic value was $98,000. For the year ended December 31, 2012, the Company received $5,000 from the exercise of stock options; the related tax benefit was $29,750 and the intrinsic value was $85,000.

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value

Unvested, December 31, 2012	2,600,000	$0.39
Granted	1,825,000	0.22
Vested	(1,375,000)	0.32

Unvested, December 31, 2013	3,050,000	$0.31

For the years ended December 31, 2013 and 2012, the total fair value of shares vested was $444,134 and $433,680, respectively. As of December 31, 2013, there was $127,832 of total unrecognized compensation cost related to unvested stock-based compensation awards. The weighted average period over which this cost will be recognized was 0.65 years as of December 31, 2013.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	INCOME TAXES

The Company is a Nevada corporation and is subject to federal income taxes. Nevada does not impose a corporate income tax.

Significant components of the Company’s net deferred income tax assets and liabilities at December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012
Deferred income tax assets:

Net operating loss carryforward	$10,176,684	$8,327,426
Option compensation	1,835,472	1,630,140
Property, plant & equipment	634,124	423,904
Exploration costs	531,496	570,719
Asset retirement obligation	235,318	235,318

Gross deferred income tax assets	13,413,094	11,187,507
Less: valuation allowance	(2,339,026)	(726,050)

Net deferred income tax assets	11,074,068	10,461,457

Deferred income tax liabilities:

Unrealized gain on investments	(6,877)	(10,961)
Acquisition related liabilities	(11,067,191)	(11,067,191)

Net deferred income tax liabilities	$-	$(616,695)

A valuation allowance was established for deferred tax assets related to certain option compensation, asset retirement obligations and net operating loss carryforwards due to the uncertainty of realizing these deferred tax assets based on conditions existing at December 31, 2013 and 2012, respectively.

The realizability of deferred tax assets are reviewed at each balance sheet date. The majority of the Company’s deferred tax liabilities are depletable. Such depletion will begin with the processing of mineralized material once production has commenced. Therefore, the deferred tax liabilities will reverse in similar time periods as the deferred tax assets. The Company assesses both positive and negative evidence to determine whether it is more likely than not that such reversal will occur to realize the deferred tax assets prior to their exploration. The reversal of the deferred tax liabilities is sufficient to support the net deferred tax assets.

The acquisition related liabilities are a result of the estimated future federal income tax liability associated with the temporary difference between the acquisition consideration and the tax basis. The deferred tax liabilities were reflected as an increase to the total purchase price which has been applied to the underlying mineral and Columbus project assets in the absence of there being a goodwill component associated with the acquisition transactions.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	INCOME TAXES (continued)

A reconciliation of the tax benefit for the years ended December 31, 2013 and 2012 at US federal tax rates to the actual tax provision recorded in the financial statements consisted of the following components:

	December 31,	December 31,
	2013	2012

Income tax benefit based on statutory tax rate	$2,287,927	$2,232,731

Reconciling items:
Non-deductible items	(62,340)	8,731
Change in valuation allowance	(1,612,976)	(35,000)

Income tax benefit	$612,611	$2,206,462

The Company had cumulative net operating losses of approximately $29,076,244 as of December 31, 2013 for federal income tax purposes. Cumulative net operating losses from December 31, 2006 and previous years are effectively nil due to the annual limitation imposed by the Internal Revenue Code of 1986 as a result of the ownership percentage change limitations. The net operating loss carryforwards will expire between 2027 and 2033.

The Company and its subsidiary file income tax returns in the United States. These tax returns are subject to examination by taxation authorities provided the years remain open under the relevant statutes of limitations, which may result in the payment of income taxes and/or a decrease in the net operating losses available for carryforwards. The Company is no longer subject to income tax examinations by US federal tax authorities for years prior to 2010. While the Company believes that its tax filings do not include uncertain tax positions, the results of potential examinations or the effect of changes in tax law cannot be ascertained at this time. The Company currently has no tax years under examination.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	COMMITMENTS AND CONTINGENCIES

Lease obligations – The Company rents office space under an operating lease agreement. The lease expires in August 2017 and provides for an option to renew the lease for an additional four years. In the normal course of business, it is expected that this lease will be renewed or replaced by a lease of a similar property.

The lease provides for increases in future annual rental payments of 4% per year. Under the lease agreement, the Company is also required to pay monthly operating expenses of approximately $748.

The Company has a sublease agreement with a related party as further discussed in Note 10. The following table represents future base rent payments, sublease income and the net lease commitment for each of the years ending December 31,

	Minimum
	Lease	Sublease	Net Lease
	Commitment	Income	Commitment

2014	$48,788	$29,220	$19,568
2015	50,739	13,336	37,403
2016	52,769	-	52,769
2017	31,488	-	31,488

	$183,784	$42,556	$141,228

Rental expense for office space was $72,361 and $71,700 for the years ended December, 2013 and 2012, respectively. As further discussed in Note 10, rent expense reimbursements were paid to DOSA Consulting, LLC (“DOSA”) which is a consulting firm owned by the Company’s CEO.

Columbus Project – Pursuant to the option assignment agreement dated March 30, 2007, as amended August 8, 2007, the Company granted a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company. The Columbus Project is further discussed in Note 3.

Red Mountain Project – Pursuant to the option assignment agreement the Company granted a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company. The Red Mountain Project is further discussed in Note 3.

Stand-by letter of credit – In June 2011, a financial institution issued a stand-by letter of credit to the BLM for up to $175,000 on behalf of the Company. The stand-by letter of credit was issued to guarantee the Company’s compliance with reclamation bonding requirements. The letter of credit expires on June 24, 2014 and will be automatically renewed for one year periods unless either party elects not to renew. The Company is required to maintain a $175,000 certificate of deposit with the financial institution which is included in “restricted investments held for reclamation bonds” on the balance sheet. The Company is also required to pay an annual fee of 2% of the total value of the letter of credit. As of December 31, 2013, no draws have been made on the letter of credit.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	COMMITMENTS AND CONTINGENCIES (continued)

Consultant bonus – In April 2012, the Company entered into an Agreement for Services (the “Agreement”) with a consulting firm. The Company agreed to pay the firm at their standard rates in exchange for services provided. In addition, the Company agreed to pay bonuses to the firm upon completion of milestones as defined in the Agreement. The bonuses consist of cash payments up to $400,000 and issuance of up to 3,000,000 warrants at a price of $0.90 per share and expiring March 31, 2017. The Agreement does not contain any performance commitments; therefore, the fair value of the warrants will be measured and recognized on the dates that the milestones are reached. As of December 31, 2013, no milestones have been reached for which a bonus was due or paid.

Registration Rights Agreement - In connection with the November 30, 2012 private placement, the Company entered into a Registration Rights Agreement (“RRA”) with the purchasers. Pursuant to the RRA, the Company agreed to certain demand registration rights. These rights include the requirement that the Company file certain registration statements within a specified time period and to have these registration statements declared effective within a specified time period. If the registration statement is not effective six months after the closing date, the warrants may be exercised by means of a cashless exercise. If the Company is not able to comply with these registration requirements, the Company will be required to pay cash penalties equal to 1.0% of the subscription proceeds on the date of such failure, and each month thereafter, up to a maximum of 6% of the subscription proceeds. The maximum penalty amounts to $346,979. As of December 31, 2013, the Company has incurred cumulative penalties of $5,757.

8.	CONCENTRATIONS

Concentration of credit risk - The Company maintains its cash accounts in financial institutions. Cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per financial institution. The Company has never experienced a material loss or lack of access to its cash accounts; however, no assurance can be provided that access to the Company’s cash accounts will not be impacted by adverse conditions in the financial markets. At December 31, 2013, the Company had $153,618 in excess of FDIC insured limits.

Concentration of activity - The Company currently utilizes a metallurgical consulting firm to perform significant portions of its exploration work programs. A change in the lead metallurgical consulting firm could cause a delay in the progress of the Company’s exploration programs and would cause the Company to incur significant transition expense and may affect operating results adversely.

9.	OTHER COMPREHENSIVE LOSS

The tax effects of each component of comprehensive loss for the years ended December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012

Unrealized holding losses	$(11,669)	$(7,413)
Income tax benefit	4,084	2,596

Total unrealized loss, net of tax	$(7,585)	$(4,817)

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	RELATED PARTY TRANSACTIONS

DOSA – DOSA is a consulting firm owned by the Company’s CEO. DOSA provides the Company with use of its employees and office space. Services provided by NMC are also coordinated for the Company by DOSA. No management fees are billed to the Company for these services. Details of these transactions are provided below. The CEO’s salary and reimbursable expenses are also paid to DOSA.

The Company had a lease agreement for mining claims with DDB Syndicate. DOSA is the owner of a 1/8 interest in the DDB Syndicate. The mining lease agreement provided the Company with an option to purchase the DDB Claims and on November 20, 2012, the Company exercised that option.

The following table provides details of transactions between the Company and DOSA for the years ended December 31, 2013 and 2012.

	December 31,	December 31,
	2013	2012

Wage and rent reimbursements	$11,000	$36,762
Net option payment	-	22,469
Equipment purchases	3,635	-

No amounts were due to DOSA at December 31, 2013 or 2012 for wage or rent reimbursements.

NMC - Pursuant to option assignment agreements related to both the Columbus and Red Mountain projects, the Company granted a 5% net smelter return royalty to NMC. NMC is the Company’s largest shareholder. NMC and its affiliates own approximately 29% of the Company’s outstanding common stock. The Columbus Project and the Red Mountain Project are further discussed in Note 3.

The Company utilizes the services of NMC to provide technical assistance and financing related activities. These services related primarily to the Columbus Project and the Red Mountain Project. In addition to the above services, NMC provided dedicated use of its laboratory, instrumentation, milling equipment and research facilities. NMC provided invoices for these fees plus expenses.

The following table provides details of transactions between the Company and NMC for the years ended December 31, 2013 and 2012.

	December 31,	December 31,
	2013	2012

Reimbursement of expenses	$39,438	$62,362
Consulting services provided	420,000	420,000

Mineral and exploration
expense – related party	$459,438	$482,362

Equipment purchases	$25,000	$50,000

For the year ended December 31, 2013, all NMC transactions were invoiced by DOSA. For the year ended December 31, 2012, $361,904 of the NMC fees and reimbursements were invoiced by DOSA. At December 31, 2013 and 2012, the Company owed DOSA $38,160 and $36,151, respectively, for NMC fees and reimbursements.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	RELATED PARTY TRANSACTIONS (continued)

McNeil Consulting Group, LLC (“MCG”) – MCG is a consulting firm owned by an affiliate of NMC. MCG provides the Company with management advisory services. The Company incurred total fees to MCG of $57,500 and $37,591 during the years ended December 31, 2013 and 2012, respectively. At December 31, 2013 no amounts were due to MCG. At December 31, 2012, the Company owed MCG $12,500, respectively.

Searchlight Minerals Corp. (“SMC”) – The Company leases corporate office space under a sublease agreement to SMC. NMC is a shareholder in both the Company and SMC. Additionally, the Company’s CFO, Treasurer and director is also a director of SMC and one of the Company’s consultants is an officer and director of SMC. The sublease agreement was effective September 1, 2013, is for a two year period and requires monthly payments of $2,819 for the first year and $1,667 thereafter. Total rent income earned under this sublease agreement was $11,276 for the year ended December 31, 2013. No amounts were due from SMC as of December 31, 2013.

Former officers - Due to related parties includes amounts due to former officers of the Company. At December 31, 2013 and 2012, the remaining amount of due to related parties was $23,290, respectively.

11.	SUBSEQUENT EVENTS

U.S. Special Warrant Offering - On March 24, 2014, the board of directors approved the sale of 25,050,000 Special Warrants.

On March 24, 2014, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company agreed to sell 12,525,000 Special Warrants at a price of $0.20 per Special Warrant for gross proceeds of $2,505,000. On March 28, 2014 the Company entered into subscription agreements with certain accredited investors pursuant to which the Company agreed to sell 1,675,000 Special Warrants at a price of $0.20 per Special Warrant for gross proceeds of $335,000.

The Special Warrants may be converted during their term, at no additional cost to the holder, on a 1:1 basis into units (each a “Unit”) consisting of one share of common stock and one warrant exercisable for one additional share of common stock at $0.40, expiring March 29, 2019. Alternatively, if at any time during the term of the Special Warrants, the Company completes a subsequent sale of shares of its common stock, other securities convertible, exercisable or exchangeable for the Company’s common stock (“Common Stock Equivalents”), or any combination thereof, the holder may, within one month after the completion of that subsequent equity financing, and at no additional cost to the holder, convert the Special Warrants into that number of shares of common stock and Common Stock Equivalents that the holder would have been entitled to had the holder participated in that subsequent equity financing for a total subscription price equal to the total subscription price paid for the Special Warrants. If the holder has not otherwise exercised the conversion rights associated with the Special Warrants prior to expiration, then the Special Warrants will automatically be deemed to be converted into Units on a 1:1 basis immediately prior to the expiration of the Special Warrant term.

The Special Warrants extend for a term ending on the earlier of March 31, 2015 and the date that is one month after the Company completes a Qualified Financing. A Qualified Financing is defined as any transaction or number of transactions involving the sale of the Company’s common stock or common stock and other securities convertible into common stock (“Common Stock Equivalents”) for total gross proceeds of $7,000,000 or more.

IRELAND INC.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	SUBSEQUENT EVENTS (continued)

Private Placement Offering to NMC -The Company entered into a subscription agreement effective March 25, 2014 with NMC, whereby NMC has agreed to purchase units (each a “Unit”) of the Company for an aggregate subscription price of $300,000 on or before August 15, 2014. The total number of Units to be sold to NMC on closing will be based upon a per Unit purchase price equal to the greater of $0.20 per unit and the average closing price over the ten trading days immediately prior to the closing date. Each Unit will consist of one share of common stock and one warrant exercisable for one additional share of common stock at a price equal to 200% of the per Unit purchase price, expiring March 29, 2019.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this Prospectus. This discussion and analysis may contain forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this Prospectus.

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years in the two-year period ended December 31, 2013. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this Prospectus.

Executive Overview

During the next twelve months, we intend to proceed with our exploration program for the Columbus Project, while the Red Mountain Project is not currently active.

The Columbus Project

The technical program for the Columbus Project has two primary objectives: (a) to identify the mineral resources and (b) to determine the feasibility of mining and extracting precious metals from the project.

(a)

Mineralization: Exploration work to date has identified three different host materials (sand, clay, brine) each of which could potentially contain commercial quantities of gold and silver mineralization within the project area. The sand zones outcrop on the western side of the Columbus basin and dip gently eastward. The clay zones also outcrop and overlay the sand zones. The brine zone occurs as an aquifer at some 400 feet depth underlying the sand/clay zones.

Our recent exploration efforts have focused on the sand material, specifically in an approximate 2,000 acre area of interest on the west side of our project site. Through three drill programs, we have identified the North Sand Zone and the South Sand Zone. The North Sand Zone has been the site of the source material for our recent extraction tests.

To date, 34 holes have been drilled in the 0.67 square mile (429 acres) North Sand Zone, and 3 holes in the 0.48 square mile (307 acres) South Sand Zone. Drilling has been completed to depths ranging from 165 feet to 400 feet in both sand zones. We have yet to drill through the sand zone with any of our drilling to date.

We have been granted the permit for our Phase Four drill program, which will consist of 31 drill holes to a depth of at least 200 feet. The drill program will cover an additional 0.48 square miles adjacent to the southern boundary of the North Sand Zone. The goal of this program is to expand the boundaries and improve the definition of the North Sand Zone. Following completion of the Phase Four drill program, we will re-evaluate the boundaries of the sand zones, the quantity of the tonnage contained therein and the quality of the mineralization estimates within these areas. It is anticipated that additional drill programs will follow. We are currently devoting the majority of our resources to establishing our planned mining and recovery methodology for the Columbus Project. After effective operating parameters for our on-site pilot plant have been fully implemented and the pilot plant is operating continuously, we intend to initiate our Phase Four drill program.

(b)

Mining and Recovery Methodology: We currently have a Water Pollution Control permit for the Columbus Project that allows for the extraction of precious metals and the production of calcium carbonate on the 380-acre site (266-acre mine site, 60-acre mill site, and 54 acres defined as “undisturbed area”) at a mine rate of up to 792,000 tons per year. As previously reported, our current focus is on the extraction of precious metals from the sand zone areas of the Columbus Project – specifically, the North and South Sand Zones.

We are currently continuing the process of transferring the gold and silver extraction process that achieved our targeted extraction rates when operated under laboratory conditions at AuRIC’s facility in Salt Lake City to the Columbus Project’s on-site pilot plant. Recoveries from our tests using the on-site extraction process have not yet reached our targeted recovery rate of 0.03 opt AuE. Current efforts to finalize the mining and recovery methodology are based on a methodical two-pronged approach consisting of:

(i)	replicating on-site the extraction process that achieved targeted extraction rates when operated by AuRIC at its facility in Salt Lake City; and

(ii)	modifying this extraction process to attain our recovery rate objectives.

In December 2013 we installed new leach filtration equipment at the on-site pilot plant that is the duplicate of the filter used during laboratory tests at AuRIC’s facility. In January 2014, the concentrating equipment used for the laboratory tests in Salt Lake City was also relocated to the on-site pilot plant.

We are continuing to run tests through the on-site concentration and leaching circuit in an effort to improve extraction rates with the goal of achieving our 0.03 opt AuE targeted extraction rate. We are encouraged by the fact that operational changes made as a result of information gained from these test runs has allowed us to improve recovery rates over previous tests. Although we have not yet achieved our targeted recovery rates on batch sized tests, we are cautiously optimistic that we will continue to improve our extraction rates.

Once batch extraction rates have been established to our satisfaction, we intend to begin the process of phasing in the operations of the pilot plant on a continuous basis, with a target of processing up to 20 tons of head material per day. After the pilot plant is operating continuously, we intend to initiate our Phase Four drilling program. This timeline will be dictated by process results, and the availability of personnel and equipment.

Readers are cautioned that, although we believe that the results of our exploration activities to date are sufficiently positive to proceed with the installation and operation of a pilot production circuit for the Columbus Project, we have not yet established any proven or probable reserves. There is no assurance that we will be able to establish that any commercially extractable ore reserves exist on the Columbus Project or that we will enter into commercial production.

We anticipate spending approximately $4,037,000 on our exploration program and $200,000 on our capital expenditures for the Columbus Project during the twelve months ending December 31, 2014.

The Red Mountain Project

Sampling and Drilling Program: Our exploration program for the Red Mountain Project currently consists of a Drilling and Sampling program. Currently the Red Mountain Project is not currently active. We have set a budget of $199,000 for property payments and maintenance costs for the Red Mountain Project for the twelve months ending December 31, 2014. We have reallocated certain funds originally budgeted towards the Red Mountain Project in order to provide us with maximum flexibility in achieving our technical milestones at our lead project.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

We have identified certain accounting policies, described below, that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are also disclosed in the notes to our audited consolidated financial statements for the period ended December 31, 2013 included our Annual Report on Form 10-K filed with the SEC on March 31, 2014.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring estimates and assumptions include the valuation of stock-based compensation, impairment analysis of long-lived assets, accrued reclamation and remediation costs and realizability of deferred tax assets. Actual results could differ from those estimates.

Mineral Rights - We capitalize acquisition and option costs of mineral property rights. The amount capitalized represents fair value at the time the mineral rights are acquired. We capitalize acquisition and option costs of mineral rights as tangible assets. Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights. If we do not continue with exploration after the completion of a feasibility study, the mineral rights will be expensed at that time.

Mineral Property Acquisition Costs - Costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate the carrying value of capitalized mining costs and related property and equipment costs to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360-10-35-15, Impairment or Disposal of Long-Lived Assets.

Mineral Exploration and Development Costs - Exploration expenditures incurred prior to entering the development stage are expensed and included in “Mineral exploration and evaluation expenses.”

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation is principally provided on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

Impairment of long-lived assets – We review and evaluate our long-lived assets for impairment at each balance sheet date due to our planned exploration stage losses and document such impairment testing. Mineral properties in the exploration stage are monitored for impairment based on factors such as our continued right to explore the property, exploration reports, drill results, technical reports and continued plans to fund exploration programs on the property.

Our policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable either by impairment or by abandonment of the property. The impairment loss is calculated as the amount by which the carrying amount of the assets exceeds its fair value. To date, no such impairments have been identified.

Asset Retirement Obligation – Future obligations to retire an asset, including site closure, are recorded as a liability at fair value in the period incurred. The fair value determination is based on estimated future cash flows, the current credit-adjusted risk-free interest rate and an estimated inflation factor. The value of the liability is evaluated at least annually or as new information becomes available. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability will be reduced.

Future reclamation expenditures are difficult to estimate in many circumstances due to the early stage nature of the exploration project, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation technology. Changes in estimates are reflected in the consolidated statement of operations in the period an estimate is revised.

Liquidity and Capital Resources

Our financial position was as follows at December 31, 2013 and 2012:

	2013	2012

Cash	$708,371	$5,636,638

Current liabilities	$230,429	$236,675
Accrued reclamation costs	$672,338	$672,338
Stockholders' equity	$35,732,808	$40,777,577

During our fiscal year ended 2013, our liquidity position was affected by the following:

•	Continued exploration stage losses of $5,924,322 for the twelve months ended December 31, 2013. Significant non-cash expenses through this period included depreciation of $934,518 and share based compensation of $778,213. Significant non-cash income included the income tax benefit of $612,611.
•	Purchases of new equipment in the amount of $182,252.

During our fiscal year ended 2012, our liquidity position was affected by the following:

•	Continued exploration stage losses of $4,172,767 for the twelve months ended December 31, 2012. Significant non-cash expenses through this period included depreciation of $900,540 and share based compensation of $887,219. Significant non-cash income included the income tax benefit of $2,206,462.
•	Purchases of new equipment in the amount of $252,843.
•	Increase in current liabilities due to the accrual of year end consulting fees that were subsequently paid in January 2013.
•	Net proceeds from the completion of private placement offerings of $10,167,949.
•	An increase in the 2012 claim maintenance fees related to association placer claims wherein the fee for a 160 acre claim rose from $140 to $1,120 per claim.
•	Increase in accrued reclamation costs based upon management’s estimate given the gravity concentration circuit’s continued expansion.
•	Exercise of the purchase option on 147 association placer mining claims detailed in the mining lease with the DDB Syndicate for $180,080.

Subsequent to our fiscal year ended 2013, we entered into the following financing arrangements:

•	On March 24, 2014, we entered into subscription agreements with certain accredited investors (the “Subscribers”) pursuant to which we agreed to sell, and the Subscribers agreed to purchase, in the aggregate, 12,525,000 Special Warrants (each a "Special Warrant") at a price of $0.20 per Special Warrant for aggregate proceeds of $2,505,000 (the “Special Warrant Offering”). On March 28, 2014, we entered into subscription agreements with certain additional Subscribers for the sale of an additional 1,675,000 Special Warrants for total additional proceeds of $335,000. No finder’s fees or commissions were paid in connection with the Special Warrant Offering.

The Special Warrants may be converted during their term, at no additional cost to the holder, on a 1:1 basis into units (each a “Unit”) consisting of one share of common stock and one warrant exercisable for one additional share of common stock at $0.40, expiring March 29, 2019. Alternatively, if at any time during the term of the Special Warrants, we complete a subsequent sale of shares of its common stock, other securities convertible, exercisable or exchangeable for our common stock (“Common Stock Equivalents”), or any combination thereof, the holder may, within one month after the completion of that subsequent equity financing, and at no additional cost to the holder, convert the Special Warrants into that number of shares of common stock and Common Stock Equivalents that the holder would have been entitled to had the holder participated in that subsequent equity financing for a total subscription price equal to the total subscription price paid for the Special Warrants. If the holder has not otherwise exercised the conversion rights associated with the Special Warrants prior to expiration, then the Special Warrants will automatically be deemed to be converted into Units on a 1:1 basis immediately prior to the expiration of the Special Warrant term.

The Special Warrants extend for a term ending on the earlier of March 31, 2015 and the date that is one month after we complete any transaction or number of transactions involving the sale of our common stock or Common Stock Equivalents for total gross proceeds of $7,000,000 or more.

•	On March 25, 2014, we entered into a subscription agreement with Nanominerals Corp. (the “NMC Subscription Agreement”), whereby Nanominerals has agreed to purchase units (each an “NMC Unit”) of the Company, for an aggregate purchase price of $300,000 (the “Aggregate Purchase Price”). The total number of NMC Units to be sold to Nanominerals on closing will be based on a per unit purchase price equal to the greater of $0.20 and the average closing price of our common stock over the ten trading days immediately prior to closing (the “Per Unit Purchase Price”). Each NMC Unit will consist of one share of our common stock and one share purchase warrant (each an “NMC Warrant”) entitling the holder thereof to purchase one additional share of common stock at a price equal to 200% of the Per Unit Purchase Price, for a period expiring on March 29, 2019. Under the terms of the NMC Subscription Agreement, Nanominerals will complete the purchase of the Units on or before August 15, 2014.

Looking Forward

We have budgeted for the following cash expenditures for the twelve months ending December 31, 2014:

Columbus Project
• Property Payments	$362,000
• Drilling Program and Mineralization Estimates	1,769,000
• Pilot Plant / Project Feasibility	1,906,000
Total for Columbus Project	$4,037,000

Red Mountain Project
• Property Acquisition and Maintenance Costs	$199,000
Total for Red Mountain Project	$199,000

General and Administration
Total for General and Administration	$1,954,000
Total Expected Expenses	$6,190,000
Total Expected Capital Expenditures	$200,000
Total Expected Cash Expenditures	$6,390,000

During the next twelve months, we will continue to focus our efforts on developing the Columbus Project, resulting in the following expectations:

•

Our management anticipates that the minimum cash requirements for funding our proposed exploration programs and our continued operations through December 31, 2014 will be approximately $6,390,000. As of December 31, 2013, we had cash reserves in the amount of approximately $708,000. Our current financial resources are not expected to be sufficient to allow us to meet the anticipated cash expenditures for the twelve month period ending December 31, 2014. On March 24, 2014, we completed the sale of 12,525,000 Special Warrants for total proceeds of $2,505,000 on a private placement basis. On March 28, 2014, we completed the sale of an additional 1,675,000 Special Warrants for total additional proceeds of $335,000. As a result of completing the sale of the Special Warrants, we anticipate that our current financial resources will be sufficient only to pay for the anticipated costs of our exploration activities to August 31, 2014. We will require additional financing to complete our exploration plans. If we are unable to obtain additional financing, we will adjust our operating plan depending upon our existing financial resources. A detailed description of the Special Warrant financing is provided under “Liquidity and Capital Resources.”

•	Our twelve month budget includes capital expenditures of $200,000; however, we do not have any commitments for capital expenditures.

Certain key factors will affect our future financial and operating results. These include, but are not limited to the following:

•

We have not yet earned any operational revenues since our inception. We may not generate sufficient revenues from our proposed business plan in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion plans. Our current financial resources may not be sufficient to allow us to meet our anticipated cash expenditures during for the next 12 months and we may require additional financing. We do not currently have any financing arrangements in place, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

•

Obtaining additional financing is subject to a number of factors, including the market prices for base and precious metals, investor interest in our mineral projects, and the performance of equity markets in general. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations.

For these reasons, our financial statements filed herewith include a statement that these factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

RESULTS OF OPERATIONS

Revenue. We have not earned any operational revenues since our inception and we do not anticipate earning revenues until our mineral properties enter into commercial production, of which there are no assurances. Our pilot production plant at the Columbus Project is currently being operated for pre-feasibility testing purposes only. We are currently in the exploration stage of our business and we can provide no assurances that we will be able to establish the existence of probable or proved mineral reserves on our properties, or if such reserves are established, that we will be able to enter into commercial production.

Operating Expenses

Mineral exploration and evaluation expenses increased by 1.2%% to $2,626,256 during the year ended December 31, 2013 from $2,594,059 during the year ended December 31, 2012. The increase was primarily the result of an increase in claim maintenance fees beginning in September 2012.

Mineral exploration and evaluation expenses – related party decreased by 4.8% to $459,438 for the year ended December 31, 2013 from $482,362 for the year ended December 31, 2012. These amounts represent fees and reimbursement of expenses to Nanominerals Corp. related to exploration work conducted on the Columbus Project. Nanominerals Corp. is our largest shareholder. The decrease is due to a reduction in reimbursable expenses billed to us.

General and administrative expenses increased by 6.3% to $2,386,342 for the year ended December 31, 2013 from $2,243,888 during the year ended December 31, 2012. General and administrative expenses increased primarily as a result of expenses related to the extension of private placement warrants, increased director fees with the hiring of an additional director, and increases in consulting and salary expenses.

General and administrative expenses – related party decreased by 7.9% to $68,500 during the year ended December 31, 2013 from $74,353 during the year ended December 31, 2012. General and administrative expenses decreased due to fewer expenses paid to DOSA Consulting LLC for use of employees. Douglas D.G. Birnie is the principal of DOSA Consulting.

Other Income and Expenses. Total other income and expense increased by 46.3% to $34,571 during the year ended December 31, 2013 from $23,638 during the year ended December 31, 2012. The increase was a result of rental income received by Searchlight Minerals Corp., a sublessee in our corporate office.

Income Tax Benefit. Income tax benefit decreased by 72.2% to $612,611 during the year ended December 31, 2013 from $2,206,462 during the year ended December 31, 2012. The decrease is due to increasing the allowance on net deferred tax assets.

Net Loss. The aforementioned factors resulted in a net loss of $5,924,322, or $0.04 per common share, for the year ended December 31, 2013, as compared with a net loss of $4,172,767, or $0.03 per common share, for the year ended December 31, 2012.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) that are adopted by us, as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards did not or will not have a material impact on our consolidated financial statements upon adoption.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”), which provides guidance on the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carry forwards exist. The amendments in this update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We do not expect ASU 2013-11 to have a material effect on our financial condition, results of operation, or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Name	Age	Positions
Douglas D.G. Birnie	43	President, Chief Executive Officer, Secretary and Director
Robert D. McDougal	81	Chief Financial Officer, Treasurer and Director
David Z. Strickler, Jr.	48	Vice President of Finance and Administration
Mark H. Brennan	54	Director
Steven A. Klein	50	Director

Douglas D.G. Birnie. Mr. Birnie was appointed as our Chief Executive Officer, President and a member of our Board on June 29, 2007. Mr. Birnie was also appointed as our Secretary on March 30, 2007. Mr. Birnie was appointed as our President and Secretary, and as one of our directors pursuant to the terms of our assignment agreement with Nanominerals. Mr. Birnie graduated with a Bachelor of Commerce degree from the University of British Columbia in 1994. In 1995, Mr. Birnie was a founder of Columbus Group Communications Inc., a privately held internet solutions company. In 1998, Mr. Birnie received the Ernst and Young Entrepreneur of the Year award and the Business Development Bank of Canada Young Entrepreneur of the Year Award. During his tenure at Columbus Group, Mr. Birnie held the positions of CFO and COO until the company was acquired by TELUS Corp. in 2001. Mr. Birnie continued to work for TELUS Corp. as Director – Strategic Planning with the e.Solutions department until 2003.

Robert D. McDougal. Mr. McDougal was appointed as our Chief Financial Officer on March 30, 2007 and has served as a member of our Board since December 14, 2007. Mr. McDougal was also appointed as our Treasurer on January 23, 2008. Mr. McDougal was appointed as our Chief Financial Officer pursuant to the terms of our assignment agreement with Nanominerals. Mr. McDougal is a Certified Public Accountant. He began practicing public accounting in 1973 and established his own practice in 1981. The majority of his practice is focused on mining and mining related clients including public companies, private companies’ partnerships and individuals. Mr. McDougal was a Director and Officer of GEXA Gold Corporation, a publicly traded mining company, from 1985 to 2001. Mr. McDougal was one of the founders of Millennium Mining Corporation, which was subsequently merged into Gold Summit Corporation, a publicly traded company. He is the managing partner of GM Squared, LLC, which holds numerous mining claims. He served on the Nevada Society of Certified Public Accountants Committee on Natural Resources for seven years, four years as chairman. Prior to this time Mr. McDougal spent 20 years in the United States Air Force, retiring with the rank of Major. Mr. McDougal is currently a member of the Board of Directors of Searchlight Minerals Corp.

David Z. Strickler, Jr. Mr. Strickler was appointed as our Vice President of Finance and Administration on March 8, 2010. Mr. Strickler has worked in the construction and real estate industries for 15 years with expertise in both finance and operations. During the last 8 years, he served as the Executive VP Finance for a leading luxury homebuilder in Las Vegas, with operations involving between 80 and 120 employees. In addition, he owned and operated an accounting services business and was an owner of a snowboard manufacturing business. Mr. Strickler has a bachelor's degree in Accounting and an MBA, with a concentration in Finance from the Pennsylvania State University.

Mark H. Brennan. Mr. Brennan was appointed as a member of our Board on June 24, 2009. Mr. Brennan has served as the president of his own consulting firm, the Brennan Consulting Group, through which he has managed a number of long-term, multi-year management and operations consulting engagements in various business sectors. In addition to his ongoing management consulting practice, Mr. Brennan has also founded and operated a number of private companies beginning in the early 1990’s. Mr. Brennan is the founding chairman of the Vegas Valley Angels, a non-profit organization of accredited investors whose purpose is to search out, invest in, mentor and foster the development of new and developing companies located in the southwestern United States. Mr. Brennan is also an active member of the board of advisors for both the Nevada Center for Entrepreneurship and Technology (NCET) and the University of Nevada Las Vegas Center for Entrepreneurship. Mr. Brennan holds an MBA from the Harvard Business School and a MA in Management from National University. Early in Mr. Brennan’s career he served his country for eight years as a fighter pilot and instructor pilot with the United States Air Force after earning his BS degree from the United States Air Force Academy.

Steven A. Klein. Mr. Klein was appointed as a member of our Board on April 16, 2013. Mr. Klein began his career as a corporate tax lawyer at Skadden Arps in New York before leaving in 1992 to co-found Apple Core Hotels, a developer-owner-operator of several hotels in midtown Manhattan, where he continues to serve as CEO. Mr. Klein is also currently the CEO of Apple Core Holdings, which he co-founded in 1995. Apple Core Holdings is an opportunistically oriented, private investment firm which has backed a diversified portfolio of businesses including technology companies such as Register.com, bio-tech companies like Brainsway and Cornado Biosciences, hedge funds such as Bengal Capital and Rion Capital, event spaces including the iconic Gotham Hall, and private equity shops such as Abundance Ventures. Since December 2009, Mr. Klein has also been a director of CNC Development Ltd., a BVI company that currently trades on the Pink Sheets. Mr. Klein has also written, directed and produced for both film and theater including producing the film Passing Strange in 2009 together with Spike Lee, which Mr. Lee also directed. Mr. Klein received his LLM in Tax Law from NYU Law School and his JD, Magna Cum Laude, from Boston University Law School.

TERMS OF OFFICE

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

Nanominerals Corp. Nanominerals Corp. (“Nanominerals”) is a private company controlled by its sole officer and director Dr. Charles A. Ager. Nanominerals is our largest shareholder and acts as a consultant to us on technical exploration and financial matters. In addition, Nanominerals owns a 5% royalty interest on any net smelter returns from either the Columbus Project or the Red Mountain Project.

Dr. Ager is an accomplished geophysical engineer with over forty years’ experience in the mining industry, combining an extensive academic background with international business development experience in the founding of several successful mining enterprises. Dr. Ager earned a PhD in Geophysics and a Master of Science (M.Sc) in Geophysics from the University of British Columbia. Dr. Ager attended California State University in Sacramento, California for his Bachelor of Arts in Math/Physics. He graduated with honors in 1968.

Throughout his career, Dr. Ager has been a trailblazer in the mining industry. Dr. Ager has discovered and/or participated in the discovery of numerous metal deposits throughout Canada and the United States. He is also the developer and owner of a number of patents and intellectual property rights for technological innovations in the mining field. Through Nanominerals, Dr. Ager developed ways of using nanotechnology to discover several precious metal deposits. Dr. Ager is also responsible for inventing the satellite/electron microscope technology that has led to the identification of a new class of gold deposits in the Southwestern United States. Some of the mineral deposits that Dr. Ager was critically involved in as either developer or discoverer include the Jamestown Gold Deposit & Mine in the Mother Lode District in Jamestown, California; the Glendale Gold Deposits in the N. Glendale Basin in Clark County, Nevada; the Eldorado Gold Deposit in the Eldorado Valley in Clark County, Nevada; the Pine Tree Gold Deposit in the Mother Lode District in Mariposa County, California; and the Rich Gulch Gold Deposit in the Mother Lode District in Plumas County, California.

The Company’s President and Chief Executive Officer, Douglas D.G. Birnie, owns a 3.5% interest in Nanominerals.

EXECUTIVE COMPENSATION

COMPENSATION TO EXECUTIVE OFFICERS

The following table sets forth the total compensation paid or accrued to our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K during our last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen -sation ($)	Nonqualifie d Deferred Compen- sation Earnings ($)	All Other Compen -sation ($)	Total ($)
Douglas D.G. Birnie, CEO, President, Secretary, Director	2013 2012	$250,000(1) $225,000(1)	$0 $0	$0 $0	$129,000(2) $324,236(2)	$0 $0	$0 $0	$0 $22,500	$379,000 $571,736
Robert D. McDougal, CFO, Treasurer, Director	2013 2012	$90,000 $84,000	$0 $0	$0 $0	$64,500(3) $162,118(3)	$0 $0	$0 $0	$0 $0	$154,500 $246,118
David Z. Strickler, Jr., Vice President of Finance and Administration	2013 2012	$175,000 $150,000	$0 $0	$0 $0	$86,000(4) $162,118(4)	$0 $0	$0 $0	$0 $0	$261,000 $312,118

Notes:

(1)	Represents consulting fees paid or accrued to a limited liability company, of which Mr. Birnie is the sole member, for services provided by Mr. Birnie as an executive officer and director of Ireland.

(2)

On February 15, 2013, Mr. Birnie was granted options to purchase an aggregate of 600,000 shares of our common stock at an exercise price of $0.57 per share, expiring 5 years after the vesting date as described below. 150,000 options will vest and become exercisable upon our completion of 10 successful gold extraction leach tests. A further 150,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. The remaining 300,000 options vested in increments of 75,000 options on each of March 31, June 30, September 30 and December 30, of 2013. All 600,000 options will immediately vest and become exercisable upon a change in control of the Company.

On April 23, 2012, Mr. Birnie was granted options to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $0.90 per share, expiring 5 years after the vesting date as described below. 200,000 options will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. A further 200,000 options will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. A further 200,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. The remaining 200,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. All 800,000 options will immediately vest and become exercisable upon a change in control of the Company.

On August 22, 2012, 150,000 options granted to Mr. Birnie in 2010 vested and became exercisable, with an expiration date of August 22, 2017. The options are exercisable at a price of $0.53 per share and were to vest on the first date after the grant date that the closing price for our common stock exceeded $1.00 per share for 20 consecutive trading days. The first such 20 consecutive trading days occurred between July 26, 2012 through August 22, 2012.

Mr. Birnie is also a 1/8 owner in the DDB Syndicate. Mr. Birnie receives 1/8 of any payment made to the DDB Syndicate. On November 20, 2012, Ireland elected to exercise the purchase option on 147 association placer mining claims detailed in the mining lease with the DDB Syndicate dated November 30, 2007 (the “DDB Agreement”). The purchase price was $400,000 less the $220,000 in rental payments made from the Agreement’s inception. The difference of $180,000 was paid to the 8 members of the DDB Syndicate, of which Mr. Birnie received $22,500.

(3)

On February 15, 2013, Mr. McDougal was granted options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.57 per share, expiring five years after the vesting date as described below. 75,000 options will vest and become exercisable upon our completion of 10 successful gold extraction leach tests. A further 75,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. The remaining 150,000 options vested in increments of 37,500 options on each of March 31, June 30, September 30 and December 30 of 2013. All 300,000 options will immediately vest and become exercisable upon a change in control of the Company.

On April 23, 2012, Mr. McDougal was granted options to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $0.90 per share, expiring five years after the vesting date as described below. 100,000 options will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. A further 100,000 options will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. A further 100,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. The remaining 100,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. All 400,000 options will immediately vest and become exercisable upon a change in control of the Company.

(4)

On February 15, 2013, Mr. Strickler was granted options to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $0.57 per share, expiring five years after the vesting date as described below. 100,000 options will vest and become exercisable upon our completion of 10 successful gold extraction leach tests. A further 100,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. The remaining 200,000 options vested in increments of 50,000 options on each of March 31, June 30, September 30 and December 30 of 2013. All 400,000 options will immediately vest and become exercisable upon a change in control of the Company.

On April 23, 2012, Mr. Strickler was granted options to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $0.90 per share, expiring five years after the vesting date as described below. 100,000 options will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. A further 100,000 options will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. A further 100,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. The remaining 100,000 options will vest and become exercisable on the first date after the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. All 400,000 options will immediately vest and become exercisable upon a change in control of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options for each of our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal year end of December 31, 2013.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Douglas D.G. Birnie CEO, President, Secretary & Director	1,100,000 25,000 25,000 75,000 50,000 50,000 32,315 28,209 150,000 71,588 41,864 43,605 75,000 75,000 75,000 75,000 -- -- -- -- --	-- -- -- -- -- -- -- -- - -- -- -- - -- -- -- 150,000 150,000 200,000 200,000 200,000	-- -- -- -- -- -- -- -- - -- -- -- -- -- -- -- -- -- -- -- --	$0.05 $0.75 $0.75 $0.53 $0.75 $0.75 $0.75 $0.75 $0.53 $0.75 $0.75 $0.75 $0.57 $0.57 $0.57 $0.57 $0.75 $0.75 $0.90 $0.90 $0.90	Mar. 30, 2017
Jun. 29, 2015
Dec. 30, 2015
Mar. 30, 2016
Jun. 29, 2016
Dec. 30, 2016
Jun. 29, 2017
Jun. 30, 2017
Aug. 22, 2017
Dec. 30, 2017
Jun. 30, 2018
Dec. 30, 2018
Mar, 31, 2018
Jun. 30, 2018
Sep. 30, 2018
Dec. 31, 2018
*See Note (1)
*See Note (1)
*See Note (1)
*See Note (1)
*See Note (1)

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	-- -- --	200,000 150,000 150,000	-- -- --	$0.90 $0.57 $0.57	*See Note (1) *See Note (1) *See Note (1)
Robert D. McDougal CFO, Treasurer & Director	500,000 16,667 16,667 50,000 41,667 41,667 25,000 16,667 50,000 41,665 25,000 25,000 37,500 37,500 37,500 37,500 -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- -- -- -- -- - -- -- -- 75,000 75,000 100,000 100,000 100,000 100,000 75,000 75,000	-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --	$0.05 $0.75 $0.75 $0.53 $0.75 $0.75 $0.75 $0.75 $0.53 $0.75 $0.75 $0.75 $0.57 $0.57 $0.57 $0.57 $0.75 $0.75 $0.90 $0.90 $0.90 $0.90 $0.57 $0.57	Mar. 30, 2017
Jun. 29, 2015
Dec. 30, 2015
Mar. 30, 2016
Jun. 29, 2016
Dec. 30, 2016
Jun. 29, 2017
Jun. 30, 2017
Aug. 22, 2017
Dec. 30, 2017
Jun. 30, 2018
Dec. 30, 2018
Mar, 31, 2018
Jun. 30, 2018
Sep. 30, 2018
Dec. 31, 2018
*See Note (2)
*See Note (2)
*See Note (2)
*See Note (2)
*See Note (2)
*See Note (2)
*See Note (2)
*See Note (2)
David Z. Strickler, Jr., Vice President of Finance and Administration	25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 25,000 50,000 50,000 50,000 50,000 -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- -- -- -- -- -- -- - -- -- -- 75,000 75,000 100,000 100,000 100,000 100,000 100,000 100,000	-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --	$0.82 $0.82 $0.82 $0.82 $0.82 $0.75 $0.82 $0.82 $0.75 $0.82 $0.75 $0.75 $0.75 $0.75 $0.57 $0.57 $0.57 $0.57 $0.75 $0.75 $0.90 $0.90 $0.90 $0.90 $0.57 $0.57	Mar. 30, 2015
Jun. 29, 2015
Sept. 29, 2015
Dec. 30, 2015
Mar. 30, 2016
Jun. 29, 2016
Jun. 29, 2016
Sept. 29, 2016
Dec. 30, 2016
Dec. 30, 2016
Jun. 29, 2017
Dec. 30, 2017
Jun. 30, 2018
Dec. 30, 2018
Mar, 31, 2018
Jun. 30, 2018
Sep. 30, 2018
Dec. 31, 2018
*See Note (3)
*See Note (3)
*See Note (3)
*See Note (3)
*See Note (3)
*See Note (3)
*See Note (3)
*See Note (3)

Notes:

(1)

150,000 options exercisable at a price of $0.75 per share will vest and become exercisable on the first date after Aug. 24, 2011 that our shares trade at or above $1.50 per share for 20 consecutive trading days. 150,000 options exercisable at a price of $0.75 per share will vest and become exercisable upon our Board determining that we have, from the grant date, made adequate and sufficient progress on our technical and feasibility programs for our Columbus Project. 200,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. 200,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. 200,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. 200,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. 150,000 options exercisable at a price of $0.57 per share will vest and become exercisable upon our Board determining that we have, from the grant date, completed 10 successful onsite gold extraction leach tests. 150,000 options exercisable at a price of $0.57 per share will vest and become exercisable on the first date after February 15, 2013 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. Each of the options described in this note will expire 5 years after the particular vesting date. All unvested options will immediately vest and become exercisable upon a change in control of our Company.

(2)

75,000 options exercisable at a price of $0.75 per share will vest and become exercisable on the first date after Aug. 24, 2011 that our shares trade at or above $1.50 per share for 20 consecutive trading days. 75,000 options exercisable at a price of $0.75 per share will vest and become exercisable upon our Board determining that we have, from the grant date, made adequate and sufficient progress on our technical and feasibility programs for our Columbus Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. 75,000 options exercisable at a price of $0.57 per share will vest and become exercisable upon our Board determining that we have, from the grant date, completed 10 successful onsite gold extraction leach tests. 75,000 options exercisable at a price of $0.57 per share will vest and become exercisable on the first date after February 15, 2013 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. Each of the options described in this note will expire 5 years after the particular vesting date. All unvested options will immediately vest and become exercisable upon a change in control of our Company.

(3)

75,000 options exercisable at a price of $0.75 per share will vest and become exercisable on the first date after Aug. 24, 2011 that our shares trade at or above $1.50 per share for 20 consecutive trading days. 75,000 options exercisable at a price of $0.75 per share will vest and become exercisable upon our Board determining that we have, from the grant date, made adequate and sufficient progress on our technical and feasibility programs for our Columbus Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon the installation and 30 day continuous operation of extraction circuit at Columbus Mineral Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.00 per share for 20 consecutive trading days. 100,000 options exercisable at a price of $0.90 per share will vest and become exercisable on the first date after April 23, 2012 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $2.50 per share for 20 consecutive trading days. 100,000 options exercisable at a price of $0.57 per share will vest and become exercisable upon our Board determining that we have, from the grant date, completed 10 successful onsite gold extraction leach tests. 100,000 options exercisable at a price of $0.57 per share will vest and become exercisable on the first date after February 15, 2013 that the closing price for our common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.25 per share for 20 consecutive trading days. Each of the options described in this note will expire 5 years after the particular vesting date. All unvested options will immediately vest and become exercisable upon a change in control of our Company.

EXECUTIVE COMPENSATION CONTRACTS AND 2013 COMPENSATION ARRANGEMENTS

On January 17, 2014, our Board of Directors fixed the annual cash compensation for our executive officers as follows:

Name	Position	Annual Salary
Douglas D.G. Birnie	Chief Executive Officer, President and Secretary	$250,000
Robert D. McDougal	Chief Financial Officer and Treasurer	$90,000
David Z. Strickler	Vice President of Finance and Administration	$175,000

The Board also granted non-qualified stock purchase options to those executive officers for the purchase of up to 1,300,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan at a price of $0.28 per share, vesting and expiring as follows:

Douglas D.G.	Robert D.	David Z.
Birnie	McDougal	Strickler
Chief Executive	Chief Financial	VP Finance and	Vesting Date	Expiration Date
Officer, President	Officer and	Administration
and Secretary	Treasurer

75,000	37,500	50,000	March 31, 2014	March 31, 2019
75,000	37,500	50,000	June 30, 2014	June 30, 2019
75,000	37,500	50,000	September 30, 2014	September 30, 2019
75,000	37,500	50,000	December 31, 2014	December 31, 2019
150,000	75,000	100,000	The date that the Corporation successfully completes 10 successful pilot plant metal extraction tests of five tons of head material each, which date shall be reasonably determined by the Board.	The date that is the 5th year anniversary of the particular vesting date.
150,000	75,000	100,000

The first date after the date of these resolutions that the closing price for the Corporation’s common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.00 per share for 20 consecutive trading days.

				The date that is the 5th year anniversary of the particular vesting date.
600,000	300,000	400,000	Total

Each of the options granted to Messrs. Birnie, McDougal and Strickler will automatically vest and become exercisable upon the occurrence of a change in control of the Company. We do not have any other change in control arrangements with our executive officers.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our directors during our December 31, 2013 fiscal year, other than directors who were also named executive officers as that term is defined in Item 402(m)(2). Compensation paid to directors who were also named executive officers during our December 31, 2013 fiscal year is set out in the tables above.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark H. Brennan(2)	$48,000	$0	$72,000	$0	$0	$0	$120,000
Steven A. Klein(3)	$34,000	$0	$41,953	$0	$0	$0	$75,953

Notes:

(1)	Since January 1, 2013, we have compensated our independent directors at a rate of $4,000 per month.

(2)

On February 15, 2013, Mr. Brennan was granted options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.57 per share. Each of these options has vested. On April 23, 2012, Mr. Brennan was granted options to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $0.90 per share, expiring five years after the vesting dates as described below. 50,000 options vested on each of April 24, June 30, September 30 and December 31, 2012. 100,000 options will vest and become exercisable upon the installation and 30 day continuous operation of the Columbus Project extraction circuit. A further 100,000 options will vest and become exercisable upon successful processing of 1,500 tons of mineralized material extracted from Columbus Mineral Project. Each of the unvested options will immediately vest and become exercisable upon a change in control of the Company.

As of the end of our fiscal year ended December 31, 2013, Mr. Brennan had options to purchase up to 1,417,197 shares (2012 - 1,117,197 shares) of our common stock, 1,217,197 of which are vested and exercisable. These options have various exercise prices and expiration dates.

(3)

On April 16, 2013, Mr. Klein was granted options to purchase an aggregate of 225,000 shares of our common stock at an exercise price of $0.41 per share. 75,000 options vested on each of June 30, September 30 and December 31, 2013 and expire five years after vesting.

As of the end of our fiscal year ended December 31, 2013, Mr. Klein had options to purchase up to 225,000 shares of our common stock.

2014 Grant of Options to Independent Directors

Effective January 17, 2014 (the "Grant Date"), we granted to our independent directors non-qualified stock options to purchase an aggregate of 600,000 shares of our common stock under the our 2007 Stock Incentive Plan at an exercise price of $0.28 per share. The options vest, and expire, as follows:

Number of Options to Vest
Mark H. Brennan	Steven A. Klein	Vesting Date	Expiration Date
Independent Director	Independent Director
75,000	75,000	March 31, 2014	March 31, 2019
75,000	75,000	June 30, 2014	June 30, 2019
75,000	75,000	September 30, 2014	September 30, 2019
75,000	75,000	December 31, 2014	December 31, 2019
300,000	300,000	Total

Each of the options granted to the independent directors will automatically vest and become exercisable upon the occurrence of a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 4, 2014 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers (as defined under Item 402(m)(2) of Regulation S-K), and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
DIRECTORS AND OFFICERS
Common Stock	Douglas D.G. Birnie Chief Executive Officer, President, Secretary and Director	3,907,581(2) (direct and indirect)	2.6%
Common Stock	Robert D. McDougal Chief Financial Officer, Treasurer and Director	2,487,500(3) (direct)	1.7%
Common Stock	David Z. Strickler, Jr. Vice President of Finance and Administration	621,150(4) (direct)	*
Common Stock	Mark H. Brennan Director	1,777,197(5) (direct)	1.2%
Common Stock	Steven A. Klein Director	9,927,814(6) (direct and indirect)	6.4%
Common Stock	All Officers and Directors as a Group (5 persons)	18,471,242	11.5%
5% STOCKHOLDERS
Common Stock	Steven A. Klein 1450 Broadway, 40th Floor New York, NY 10018	9,927,814(6) (direct and indirect)	6.3%
Common Stock	Nanominerals Corp. 3500 Lakeside Court, Suite 206 Reno, NV 89509	41,150,000(7) (direct)	27.4%
Common Stock	Charles A. Ager 3500 Lakeside Court, Suite 206 Reno, NV 89509	43,550,000(7) (direct and indirect)	29.0%
Common Stock	Brahma Finance (BVI) Limited La Roccabella 24 Avenue Princess Grace Monte Carlo, MC 98000 Monaco	11,254,327(8)	7.7%
Common Stock	Nicholas Barham La Roccabella 24 Avenue Princess Grace Monte Carlo, MC 98000 Monaco	14,554,327(8)	9.5%

Notes:
* Represents less than 1%.

1.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding. As of April 4, 2014, there were 146,559,542 shares of our common stock issued and outstanding.

2.

The shares listed as beneficially owned by Mr. Birnie consist of: (i) 890,000 shares directly held by him; (ii) 100,000 shares held indirectly through Dosa Consulting, LLC (“Dosa”), an entity controlled by Mr. Birnie; (iii) 50,000 shares acquirable upon the exercise of warrants held directly by Mr. Birnie; (iii) 50,000 shares acquirable upon the exercise of warrants held by Dosa; (iv) 2,067,581 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days; and (v) 750,000 shares issuable upon the exercise of Special Warrants held directly by Mr. Birnie and upon the further exercise of warrants issuable upon exercise of the Special Warrants. A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” Mr. Birnie also owns a 3.5% interest in Nanominerals Corp. The shares listed as beneficially owned by Mr. Birnie do not include any part of the shares of our common stock owned by Nanominerals as Mr. Birnie does not have any voting or investment power over the shares owned by Nanominerals. Mr. Birnie also directly owns additional options to acquire shares of our common stock that are not currently exercisable and will not become exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. Birnie.

3.

The shares listed as beneficially owned by Mr. McDougal consist of: (i) 1,200,000 shares directly held by Mr. McDougal; (ii) 1,037,500 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days; and (iii) 250,000 shares issuable upon the exercise of Special Warrants held directly by Mr. McDougal and upon the further exercise of warrants issuable upon exercise of the Special Warrants. A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.”. Mr. McDougal also owns additional options to acquire shares of our common stock that are not currently exercisable and will not become exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. McDougal.

4.

The shares listed as beneficially owned by Mr. Strickler consist (i) 16,600 shares directly held by Mr. Strickler; (ii) 4,550 shares acquirable upon the exercise of warrants directly held by Mr. Strickler; and (iii) 600,000 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days. Mr. Strickler also owns additional options that are not currently exercisable and will not become exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. Strickler.

5.

The shares listed as beneficially owned by Mr. Brennan consists of: (i) 165,000 shares directly held by Mr. Brennan; (ii) 70,000 shares acquirable upon the exercise of warrants directly held by Mr. Brennan; (iii) 1,292,197 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days; and (iv) 250,000 shares issuable upon the exercise of Special Warrants held directly by Mr. Brennan and upon the further exercise of warrants issuable upon exercise of the Special Warrants. A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” Mr. Brennan also owns additional options that are not currently exercisable and will not become exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. Brennan.

6.

The shares listed as beneficially owned by Mr. Klein consist of (i) 576,384 shares directly held by Mr. Klein; (ii) 440,384 shares acquirable upon the exercise of warrants directly held by Mr. Klein; (iii) 300,000 shares acquirable upon the exercise of options granted under our 2007 Stock Incentive Plan and exercisable within 60 days; (iv) 1,653,354 shares over which Mr. Klein has investment and voting power as trustee for three trusts that are the direct owners of such shares; (v) 957,692 shares issuable upon the exercise of warrants and over which Mr. Klein has investment and voting power as trustee for a trust that is the direct owner of such warrants; (vi) 500,000 shares issuable upon the exercise of Special Warrants held directly by Mr. Klein and upon the further exercise of warrants issuable upon exercise of the Special Warrants; and (vii) 5,500,000 shares issuable upon the exercise of Special Warrants over which Mr. Klein has investment and voting power as trustee for four trusts that are the direct owners of such Special Warrants and upon the further exercise of warrants issuable upon exercise of the Special Warrants. A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” Mr. Klein disclaims any pecuniary interest in the shares held by the trusts for whom he acts as trustee. Mr. Klein also owns options to purchase shares of our common stock under our 2007 Stock Incentive Plan that are not exercisable within the next 60 days. As such, the shares underlying these options have not been included in the number of shares beneficially owned by Mr. Klein.

7.

The shares listed as beneficially owned by Nanominerals and Mr. Ager includes 1,000,000 shares issuable upon the exercise of Special Warrants held directly by Nanominerals and upon the further exercise of warrants issuable upon exercise of the Special Warrants. A description of the Special Warrant terms is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.” Nanominerals has also entered into a subscription agreement with us whereby we have agreed to sell to Nanominerals the NMC Units for an aggregate purchase price of $300,000 on or before August 15, 2014. Shares issuable upon sale of the NMC Units has not been included for purposes of this table as the number of NMC Units issuable on closing is not determinable as of the date of filing of this Registration Statement on Form S-1/A. A description of the NMC Subscription Agreement is provided under Item 1 of our Annual Report on Form 10-K filed with the SEC on March 31, 2014. The sole officer and director of Nanominerals is Dr. Charles A. Ager. In addition, pursuant to a shareholders agreement, Dr. Ager has control over a majority of the shareholder voting power of Nanominerals. As such, Dr. Ager has voting and dispositive power over the 40,150,000 shares of our common stock listed as beneficially owned by Nanominerals and we have listed those shares as being indirectly beneficially owned by him. Individually, Dr. Ager owns 2,100,000 shares of our common stock. Also included in the number of shares listed as being indirectly beneficially owned by Dr. Ager are 300,000 shares of our common stock owned by Dr. Ager’s wife. The shares owned by Dr. Ager and Mrs. Ager have not been included in the shares beneficially owned by Nanominerals. Mr. Birnie also owns a 3.5% interest in Nanominerals Corp. The shares listed as beneficially owned by Mr. Birnie have not been included in the shares beneficially owned by Nanominerals.

8.

Nicholas Barham has indicated to us that he has investment and voting power over the securities held by Brahma Finance. The securities listed as beneficially owned by Brahma include warrants to purchase 3,482,626 shares of our common stock. The securities listed as beneficially owned by Mr. Barham include the shares listed as beneficially owned by Brahma, plus warrants to purchase an additional 3,300,000 shares of our common stock. The number of shares listed as beneficially owned by Mr. Barham and Brahma is based upon information provided to us as of June 27, 2013.

CHANGES IN CONTROL

We are not aware of any arrangement which may result in a change in control in the future.

RELATED TRANSACTIONS

Except as disclosed below, none of the following parties has, during our last three fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

(a)	Any of our directors or officers;
(b)	Any person proposed as a nominee for election as a director;
(c)	Any person who beneficially owns, directly or indirectly, more than 5% of our outstanding common stock; or
(d)

Any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of any person listed in (a) to (c), above, or any person (other than a tenant or employee) who shares the household of any person listed in (a) to (c), above.

Special Warrant Financing

Certain of our directors and officers participated in our Special Warrant Offering that closed on March 24, 2014 as follows:

Name and Position	Proceeds	No. of Special Warrants Subscribed For
Douglas D.G. Birnie Chief Executive Officer, President, Secretary and Director	$75,000	375,000
Mark H. Brennan Director	$25,000	125,000

Name and Position	Proceeds	No. of Special Warrants Subscribed For
Steve Klein(1) Director	$600,000(1)	3,000,000(1)
Robert D. McDougal Chief Financial Officer, Treasurer and Director	$25,000	125,000
Nanominerals Corp. 10% Beneficial Owner	$100,000	500,000
Total:	$825,000	4,125,000

(1)

Includes 250,000 Special Warrants directly subscribed for by Mr. Klein, plus an additional 2,750,000 Special Warrants subscribed for by trusts for whom Mr. Klein acts as trustee and over which Mr. Klein has investment and voting power. Mr. Klein disclaims any pecuniary interest in the securities held by the trusts for whom he acts as trustee.

A description of the terms of the Special Warrants and the Special Warrant Offering is provided in this Prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.”

DDB Claims

A limited liability company controlled by Douglas D.G. Birnie, our CEO, President and Secretary, and a member of our Board, is the owner of a 1/8 interest in the mining syndicate known as the DDB Syndicate. The former officers and directors of CBI, and an affiliate of one of those former officers and directors of CBI, collectively own a 3/8 interest in the DDB Syndicate. A 3/8 interest in the DDB Syndicate is collectively owned by affiliates of Nanominerals Corp. (“Nanominerals”). One of our former directors is the owner of the remaining 1/8 interest in the DDB Syndicate. Mr. Birnie is also the owner of a 3.5% interest in Nanominerals. Mr. Birnie, Nanominerals and Nanominerals’ affiliates acquired their respective interests in the DDB Syndicate and the DDB Claims prior to his and their involvement with the Company. Mr. Birnie acquired his interest in Nanominerals prior to their involvement with the Company.

On November 30, 2007, the DDB Syndicate leased the DDB Claims to Columbus S.M. LLC (“CSM”), formerly a wholly owned subsidiary of CBI, and now a wholly owned subsidiary of the Company. Between 2007 and 2011, we paid the DDB Syndicate $220,000 under the terms of the DDB Agreement. In November 2012, we exercised our option to acquire the DDB Claims and forwarded payment for $180,000, being the remaining amount for exercise of the option. As the owner of a 1/8 interest in the DDB Syndicate, Mr. Birnie is entitled to 1/8 of any amounts paid by us under the DDB Agreement. Under the terms of the DDB Agreement, we paid a total of $180,000 to the DDB Syndicate during the year ended December 31, 2012.

Nanominerals Corp.

Nanominerals Corp. (“Nanominerals”) is the owner of 40,150,000 shares, or 27.4%, of our common stock. Nanominerals acts as a consultant to us on technical exploration and financial matters. In addition, Nanominerals has provided dedicated use of its laboratory, instrumentation, milling and research equipment and facilities. Nanominerals invoices us for services provided plus expenses incurred in connection with providing those services.

	Year Ended Dec. 31, 2013	Year Ended Dec. 31, 2012	Year Ended Dec. 31, 2011
Consulting Fees	$420,000	$420,000	$420,000
Reimbursement of Expenses	39,438	62,362	101,478
Purchases of Equipment	25,000	50,000	22,500
Advance on Purchase of Equipment	0	0	195,000
	$484,438	$532,362	$738,978

Purchased equipment was for a 44,000 gallon water tank and a propane overhead radiant heater.

As of the year ended December 31, 2013, we had an outstanding balance due to Nanominerals of $38,160 (2012 - $36,151, 2011 - $42,181).

On March 25, 2014, Nanominerals entered into a subscription agreement with us whereby we have agreed to sell to Nanominerals the NMC Units for an aggregate purchase price of $300,000 on or before August 15, 2014. A description of the NMC Subscription Agreement is provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources.”

Mr. Birnie is the owner of a 3.5% interest in Nanominerals. Mr. Birnie acquired his interest in Nanominerals prior to his and their involvement with our Company. Affiliates of Nanominerals are also the owners of a 3/8 interest in the DDB Syndicate, which owns the DDB Claims as described above.

In addition to the amounts paid to Nanominerals, we incurred fees of $57,500 (2012 - $37,500) to Ian McNeil during the year ended December 31, 2013 for executive and director search services. No amounts were paid or owed to Mr. McNeil in fiscal 2011. Mr. McNeil is the son-in-law of Charles Ager, the principal of Nanominerals. Mr. McNeil’s wife is the owner of a 17.5% interest in Nanominerals.

DOSA Consulting, LLC

DOSA is a consulting firm owned by our CEO. DOSA provides us with the use of its employees and office space. The total fees paid to DOSA for these services were $11,000 for the year ended December 31, 2013 (2012 – $36,762, 2011 - none). Services provided by Nanominerals are also at times coordinated for us by DOSA. No management fees are billed to us for these services. The total fees billed by DOSA for Nanominerals’ services were $484,438 for the year ended December 31, 2013 (2012 – $361,904, 2011 none). At December 31, 2013, we owed DOSA $38,160 for services provided by Nanominerals (2012 – $36,151, 2011 - none). The CEO’s salary and reimbursable expenses are also paid to DOSA. No amounts were paid or owed to DOSA in fiscal 2011.

We had a lease agreement for mining claims with DDB Syndicate and our CEO is the indirect owner of a 1/8 interest in the DDB Syndicate. The mining lease agreement provided us with an option to purchase the DDB Claims and on November 20, 2012, and we exercised that option. The net option payment paid to DOSA was $22,469.

DIRECTOR INDEPENDENCE

Our common stock trades on the OTC Link alternative trading system on the OTCQB marketplace tier, which does not have director independence requirements. In determining whether any of our directors are independent directors, we have applied the definition for independence set out in NASDAQ Rule 5605(a)(2). In applying this definition, we have determined that Mark H. Brennan and Steven A. Klein are independent directors. Neither Douglas D.G. Birnie nor Robert D. McDougal qualifies as an independent member of our Board.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this Prospectus. This Prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Ireland. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Ireland, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this website. Our website is located at http://www.irelandminerals.com.

SUBJECT TO COMPLETION, DATED APRIL 17, 2014

PROSPECTUS

25,994,922 Shares of Common Stock